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                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                             ---------------------

                                   FORM 10-Q

(MARK ONE)
[X]          QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE
                        SECURITIES EXCHANGE ACT OF 1934

                    FOR THE QUARTER ENDED SEPTEMBER 30, 2000

                                       OR

[ ]         TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE
                        SECURITIES EXCHANGE ACT OF 1934

           FOR THE TRANSITION PERIOD FROM             TO

                       COMMISSION FILE NUMBER: 000-26873

                              DIGEX, INCORPORATED
             (Exact name of registrant as specified in its charter)

                  DELAWARE                                      59-3582217
       (State or other jurisdiction of                       (I.R.S. Employer
       incorporation or organization)                     Identification Number)

                                ONE DIGEX PLAZA
                              BELTSVILLE, MD 20705
                    (Address of principal executive offices)

                                 (240) 264-2000
                                Telephone Number

     Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days: Yes [X] No [ ]

     As of October 31, 2000, there were 24,513,631 and 39,350,000 shares of the Registrant's Class A and Class B Common Stock outstanding, respectively.

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

                              DIGEX, INCORPORATED

                                     INDEX

                                                                        PAGE
                                                                        NO.
                                                                        ----
                    PART I. FINANCIAL INFORMATION

ITEM 1.   Financial Statements (Unaudited):

          Condensed Consolidated Statements of Operations --
              Three and nine months ended September 30, 2000 and
            1999......................................................    1
          Condensed Consolidated Balance Sheets --
              September 30, 2000 and December 31, 1999................    2
          Condensed Consolidated Statements of Cash Flows --
              Nine months ended September 30, 2000 and 1999...........    3
          Notes to Condensed Consolidated Financial Statements........    4
ITEM 2.   Management's Discussion and Analysis of Financial Condition
            and Results of Operations.................................   10
ITEM 3.   Quantitative and Qualitative Disclosures about Market
            Risk......................................................   18

                      PART II. OTHER INFORMATION

ITEM 1.   Legal Proceedings...........................................   19

ITEM 2.   Changes in Securities and Use of Proceeds...................   19

ITEM 3.   Defaults Upon Senior Securities.............................   19

ITEM 4.   Submission of Matters to a Vote of Security Holders.........   19

ITEM 5.   Other Information...........................................   19

ITEM 6.   Exhibits and Reports on Form 8-K............................   20

SIGNATURES............................................................   21

                         PART 1: FINANCIAL INFORMATION

ITEM 1. FINANCIAL STATEMENTS

                                  DIGEX, INCORPORATED

                    CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                (AMOUNTS IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

                                               THREE MONTHS ENDED           NINE MONTHS ENDED
                                                  SEPTEMBER 30,               SEPTEMBER 30,
                                            -------------------------   -------------------------
                                               2000          1999          2000          1999
                                            -----------   -----------   -----------   -----------
Revenues..................................  $    46,531   $    16,111   $   116,727   $    38,132
Costs and expenses:
  Cost of operations......................        4,237         2,698        17,275         7,044
  Cost of services........................       21,256         6,331        49,480        13,761
  Selling, general and administrative.....       38,880        20,119       101,872        46,846
  Deferred compensation...................        1,087           509         3,077           509
  Depreciation and amortization...........       21,883         8,146        52,435        18,112
                                            -----------   -----------   -----------   -----------
Total costs and expenses..................       87,343        37,803       224,139        86,272
                                            -----------   -----------   -----------   -----------
Loss from operations......................      (40,812)      (21,692)     (107,412)      (48,140)
Other income (expense):
  Interest expense........................         (523)         (373)       (1,395)         (612)
  Interest and other income...............        2,838         1,293        10,239         1,293
  Merger-related expenses.................       (2,708)           --        (2,708)           --
                                            -----------   -----------   -----------   -----------
  Total Interest and other income.........          130         1,293         7,531         1,293
                                            -----------   -----------   -----------   -----------
Net loss before income tax benefit........      (41,205)      (20,772)     (101,276)      (47,459)
Income tax benefit........................           --            --            --         4,839
                                            -----------   -----------   -----------   -----------
Net loss..................................  $   (41,205)  $   (20,772)  $  (101,276)  $   (42,620)
                                            ===========   ===========   ===========   ===========
Net loss per common share -- basic and
  diluted.................................  $     (0.65)  $     (0.36)  $     (1.60)  $     (0.81)
                                            ===========   ===========   ===========   ===========
Shares used in computing basic and diluted
  net loss per share......................   63,616,765    57,250,000    63,248,403    52,443,223
                                            ===========   ===========   ===========   ===========

     See accompanying notes to condensed consolidated financial statements.

                              DIGEX, INCORPORATED

                     CONDENSED CONSOLIDATED BALANCE SHEETS
                (AMOUNTS IN THOUSANDS, EXCEPT SHARE INFORMATION)

                                                              SEPTEMBER 30,   DECEMBER 31,
                                                                  2000            1999
                                                              -------------   ------------
                                                               (UNAUDITED)
                                          ASSETS

Current assets:
  Cash and cash equivalents.................................    $ 142,732      $  88,778
  Restricted investments....................................        2,000             --
  Accounts receivable, net of allowance of $3,586 and $4,362
     in 2000 and 1999, respectively.........................       32,569         17,271
  Due from Intermedia.......................................           --          3,110
  Prepaid expenses and other current assets.................        9,072          1,496
                                                                ---------      ---------
          Total current assets..............................      186,373        110,655
                                                                ---------      ---------
Property and equipment, net.................................      326,783        205,903
Intangible assets, net......................................       24,220         27,213
Other assets................................................        1,184            538
                                                                ---------      ---------
          Total assets......................................    $ 538,560      $ 344,309
                                                                =========      =========

                           LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
  Accounts payable and accrued expenses.....................    $  49,837      $  33,619
  Deferred revenue..........................................           --            222
  Due to Intermedia.........................................          326             --
  Current portion of note payable...........................        2,730          1,235
  Current portion of capital lease obligations..............        1,694            801
                                                                ---------      ---------
          Total current liabilities.........................       54,587         35,877
Note payable................................................        1,405          2,477
Capital lease obligations...................................       27,204         15,766
                                                                ---------      ---------
          Total liabilities.................................       83,196         54,120
                                                                ---------      ---------
Stockholders' equity:
  Preferred stock, $.01 par value; 5,000,000 shares
     authorized; 100,000 designated as Series A Convertible;
     100,000 shares issued and outstanding in 2000..........            1             --
  Class A common stock, $.01 par value; 100,000,000 shares
     authorized; 24,492,510 and 11,500,000 shares issued and
     outstanding in 2000 and 1999, respectively.............          245            115
  Class B common stock, $.01 par value; 50,000,000 shares
     authorized; 39,350,000 and 50,000,000 shares issued and
     outstanding in 2000 and 1999, respectively.............          393            500
  Additional paid-in capital................................      620,593        354,553
  Accumulated deficit.......................................     (154,044)       (52,768)
  Deferred compensation.....................................      (11,824)       (12,211)
                                                                ---------      ---------
          Total stockholders' equity........................      455,364        290,189
                                                                ---------      ---------
          Total liabilities and stockholders' equity........    $ 538,560      $ 344,309
                                                                =========      =========

     See accompanying notes to condensed consolidated financial statements.

                              DIGEX, INCORPORATED

                CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                             (AMOUNTS IN THOUSANDS)

                                                                NINE MONTHS ENDED
                                                                  SEPTEMBER 30,
                                                              ---------------------
                                                                2000        1999
                                                              ---------   ---------
OPERATING ACTIVITIES:
  Net loss..................................................  $(101,276)  $ (42,620)
  Adjustments to reconcile net loss to cash used in
     operating activities:
     Depreciation and amortization..........................     52,434      18,112
     Provision for doubtful accounts........................      4,739       3,918
     Amortization of deferred compensation..................      3,113         509
     Loss on sale/disposals of telecommunications
      equipment.............................................        732          94
     Deferred income taxes..................................         --      (4,839)
     Accretion of interest on note payable and capital lease
      obligations...........................................        395          --
  Changes in operating assets and liabilities:
     Accounts receivable....................................    (20,070)    (12,115)
     Prepaid expenses and other current assets..............     (7,576)       (340)
     Other assets...........................................       (646)        (19)
     Accounts payable, accrued expenses and other
      liabilities...........................................     16,374       8,228
     Due from Intermedia....................................      3,439         947
     Deferred revenue.......................................       (222)         --
                                                              ---------   ---------
  Net cash used in operating activities.....................    (48,564)    (28,125)
INVESTING ACTIVITIES:
  Purchases of property and equipment.......................   (156,707)   (119,426)
  Purchase of restricted investments........................     (2,000)         --
                                                              ---------   ---------
  Net cash used in investing activities.....................   (158,707)   (119,426)
FINANCING ACTIVITIES:
  Proceeds from subsequent public offering, net of costs....    171,645          --
  Proceeds from issuance of preferred stock.................     85,000          --
  Proceeds from exercise of common stock options............      5,244          --
  Principal payments on long-term note payable and capital
     leases.................................................       (664)     (1,273)
  Proceeds from initial public offering, net of costs.......         --     179,244
  Net contributions from Intermedia.........................         --     102,424
                                                              ---------   ---------
  Net cash provided by financing activities.................    261,225     280,395
  Net increase in cash and cash equivalents.................     53,954     132,844
  Cash and cash equivalents at beginning of the period......     88,778          --
                                                              ---------   ---------
  Cash and cash equivalents at end of period................  $ 142,732   $ 132,844
                                                              =========   =========
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
  Assets purchased under capital lease obligations..........  $  12,857   $  17,111
  Assets purchased by issuance of note payable..............         --       4,672
  Interest Paid.............................................      1,315         528

     See accompanying notes to condensed consolidated financial statements.

                              DIGEX, INCORPORATED

              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                  (UNAUDITED)

1. ORGANIZATION

     Digex, Incorporated ("Digex") was incorporated on April 26, 1999, under the laws of the State of Delaware. Digex's business was operated as the Web site hosting unit of Intermedia Communications Inc. ("Intermedia") since its acquisition by Intermedia on July 7, 1997. On that date, Intermedia acquired Business Internet, Inc. (previously known as DIGEX, Incorporated), including the Web site hosting unit (the "Predecessor"), in a business combination accounted for as a purchase. The Web site hosting unit presented in the accompanying financial statements had no legal status or existence prior to the incorporation of Digex on April 26, 1999. Prior to April 30, 1999, the Registrant had no assets or liabilities.

     Digex's operations began in January 1996 to provide managed Web hosting services, principally to Fortune 2000 companies. Digex's services include implementing and maintaining secure, scalable, high-performance Web sites on the Internet 24 hours a day. In addition, Digex provides a comprehensive suite of Web management services, including business process solutions and value-added testing services directed toward improving its customers' overall Internet performance.

     On July 11, 2000, Intermedia announced that it is exploring strategic alternatives with regard to Digex, including, without limitation, the possible sale of its ownership position in Digex. On September 1, 2000, Intermedia entered into a merger agreement with WorldCom, Inc. ("WorldCom") whereby, upon consummation of the merger, a subsidiary of WorldCom will be merged with and into Intermedia and Intermedia will become a subsidiary of WorldCom. As a result of the merger, WorldCom will beneficially own a majority of the capital stock of Digex and will have voting control of Digex. The merger is expected to be consummated in the first half of 2001.

2. BASIS OF PRESENTATION

     The accompanying condensed consolidated interim financial statements have been prepared by Digex, without audit, pursuant to the rules and regulations of the Securities and Exchange Commission (the "SEC"). Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles ("GAAP") have been omitted pursuant to such rules and regulations. The unaudited condensed consolidated interim financial statements should be read in conjunction with the financial statements, notes thereto and other information included in the Form 10-K of Digex for the year ended December 31, 1999. Certain prior period amounts have been reclassified to conform to the current period presentation.

     The accompanying unaudited condensed consolidated interim financial statements include the accounts of Digex and its wholly-owned European subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation.

     The accompanying unaudited condensed consolidated interim financial statements reflect, in the opinion of management, all adjustments, which are of a normal and recurring nature, necessary for a fair presentation of the financial condition and results of operations and cash flows for the periods presented. The preparation of financial statements in accordance with GAAP requires management to make estimates and assumptions. Such estimates and assumptions affect the reported amounts of assets and liabilities, as well as the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates. The results of operations for the interim periods are not necessarily indicative of the results for the entire year.

                              DIGEX, INCORPORATED

                                  (UNAUDITED)

     The financial statements for periods prior to April 30, 1999 represent the carved-out operations of the managed Web and application hosting unit of Intermedia. Digex's accumulated deficit of $154.0 million arose after April 30, 1999. Accumulated losses and capital contributions from Intermedia were included in owner's net investment prior to April 30, 1999 and were transferred to additional paid-in capital upon the capitalization of Digex. Intermedia contributed approximately $115.1 million in assets and certain liabilities on April 30, 1999. Intermedia also contributed additional capital of $48.1 million to Digex beginning May 1 through August 4, 1999, principally by way of contributions of telecommunications assets. These contributions were accounted for at Intermedia's underlying book values on the date of contribution.

3. RECENT ACCOUNTING PRONOUNCEMENTS

     In December 1999, the SEC issued Staff Accounting Bulletin No. 101 ("SAB 101"), "Revenue Recognition in Financial Statements." SAB 101 summarizes certain of the staff's views in applying generally accepted accounting principles to revenue recognition in financial statements. On June 26, 2000, the SEC deferred the effective date of SAB 101 to require adoption of SAB 101 by the fourth quarter of the first fiscal year beginning after December 15, 1999. On October 12, 2000, the SEC released its Frequently Asked Questions and Answers ("Q&A") document to serve as additional guidance for revenue recognition in financial statements. Digex is currently analyzing the Q&A document and determining the impact of SAB 101 on its various revenue recognition policies, including those pertaining to non-refundable installation fees which Digex currently recognizes as revenue upon completion of service.

     Based upon the expected implementation of SAB 101, Digex does not anticipate a material effect on its consolidated financial statements. Digex has preliminarily determined that it will record a decrease of approximately $6.0 to $8.0 million in revenue and an increase in deferred revenue during the fourth quarter as a result of the implementation. Digex also expects a decrease in costs of approximately $6.0 to $8.0 million during the fourth quarter and an increase in deferred costs as a result of the implementation. Digex will recognize the deferred revenue and deferred costs over the remaining term of the applicable agreements in 2001 and 2002. With the adoption of SAB 101, Digex does not expect there to be any economic impact to its business operations or cash flows.

     In June 2000, the Financial Accounting Standards Board ("FASB") issued SFAS No. 138, "Accounting for Certain Derivative Instruments and Certain Hedging Activities," an amendment of SFAS No. 133, which is effective for fiscal years beginning after June 15, 2000. Digex anticipates that the adoption of SFAS No. 133, as amended, will not have a significant effect on its consolidated financial statements.

4. STOCKHOLDERS' EQUITY

     On January 12, 2000, Digex sold 100,000 shares of its preferred stock, designated as Series A Convertible Preferred Stock (the "Preferred Stock"), with detachable warrants to purchase 1,065,000 shares of its Class A Common Stock (the "Warrants"), for an aggregate of $100.0 million, of which $15.0 million was in the form of equipment purchase credits. Of the $15.0 million of equipment purchase credits, approximately $1.5 million was used for equipment purchases in the second quarter of 2000. The remaining credit of $13.5 million is netted against equity as of September 30, 2000. The Preferred Stock has an aggregate liquidation preference of $100.0 million, and is convertible into approximately 1,462,000 shares of Class A Common Stock. The Warrants can be exercised at any time over their three-year term at a price of $57.00 per share (the fair value of Digex's Class A Common Stock on the transaction commitment date). The proceeds from the offering were allocated between the Preferred Stock and the Warrants based upon their relative fair values.

                              DIGEX, INCORPORATED

                                  (UNAUDITED)

     On February 16, 2000, Digex completed a public offering of 12,650,000 shares of Class A Common Stock. Digex sold 2,000,000 shares of Class A Common Stock and received net proceeds of approximately $171.6 million. Intermedia sold 10,650,000 shares of Class B Common Stock. The Class B Common Stock sold by Intermedia automatically converted into Class A Common Stock at the closing of the offering. Each share of Class B Common Stock is entitled to 10 votes while each share of Class A Common Stock is entitled to one vote. As a result, while Intermedia owns approximately 61.6% of Digex's equity interests, it controls approximately 94.1% of Digex's voting interest as of September 30, 2000.

5. DEFERRED COMPENSATION

     Since July 29, 1999, Digex granted options to purchase 1,288,125 shares (net of 154,375 forfeited options) of Class A Common Stock under the Digex Long-Term Incentive Plan to certain employees of Digex at exercise prices below market value. During the nine months ended September 30, 2000, Digex recorded $2.7 million of deferred compensation (net of forfeitures), a separate component of stockholders' equity, to be expensed over the four-year vesting period of the options. Deferred compensation was reduced by $0.7 million in the third quarter of 2000 for forfeited stock options. There were no additional grants of options at exercise prices below market value in the third quarter. Deferred compensation expense of approximately $1.1 million and $3.1 million was expensed during the three and nine months ended September 30, 2000, respectively.

6. LOSS PER SHARE

     The following table presents the computation of basic and diluted loss per share of common stock:

                                               THREE MONTHS ENDED           NINE MONTHS ENDED
                                                  SEPTEMBER 30,               SEPTEMBER 30,
                                            -------------------------   -------------------------
                                               2000          1999          2000          1999
                                            -----------   -----------   -----------   -----------
Net loss, as reported.....................  $   (41,205)  $   (20,772)  $  (101,276)  $   (42,620)
                                            ===========   ===========   ===========   ===========
Weighted average number of common
  shares..................................   63,616,765    57,250,000    63,248,403    52,443,223
                                            ===========   ===========   ===========   ===========
Loss per share:
  Basic...................................  $     (0.65)  $     (0.36)  $     (1.60)  $     (0.81)
                                            ===========   ===========   ===========   ===========
  Diluted.................................  $     (0.65)  $     (0.36)  $     (1.60)  $     (0.81)
                                            ===========   ===========   ===========   ===========

     Convertible securities were excluded in the computation of diluted loss per share because assumed exercise or conversion would be anti-dilutive.

7. COMMITMENTS

     On June 29, 2000, Digex entered into a ten-year lease commencing in September 2000 for its new corporate headquarters facility in Laurel, Maryland. The lease agreement requires an initial security deposit of $2.0 million in the form of a letter of credit. This letter of credit may be reduced at the commencement of the seventh lease year to an amount equal to the then current one month's base rent if certain conditions are met annually prior to the seventh year of the lease. Property and equipment include the present value of the capital lease which is amortized over the term of the lease.

                              DIGEX, INCORPORATED

                                  (UNAUDITED)

8. RELATED PARTY AGREEMENTS

     On April 30, 1999, Digex entered into a General and Administrative Services Agreement (the "G&A Agreement") with Intermedia. Under the terms of the G&A Agreement, as amended to date, Intermedia provides Digex with back office and administrative services such as human resources, finance and accounting, tax services, investor relations, and information management services. The initial term of the agreement is two years, and the charge for these services was $3.0 million and $13.0 million for the three and nine months ended September 30, 2000, respectively.

     Digex also entered into three two-year Network Services Agreements with Intermedia. Under the terms of these agreements, Intermedia provides Digex with east and west coast Internet transit, Internet access and managed firewall services. The charges for these services amounted to $1.5 million and $5.0 million for the three and nine months ended September 30, 2000, respectively.

     On June 1, 2000, Digex entered into an Asset Migration Agreement with Intermedia. Under the terms of the agreement, Digex purchased certain assets, including certain licensed third-party software, machinery, and equipment from Intermedia at cost to provide independent managed firewall services. In connection with the purchase of firewall-related assets from Intermedia, the Managed Firewall Services Agreement between Digex and Intermedia was terminated. Digex paid a purchase price of $4.5 million for the net book value of these assets and services on June 30, 2000, the closing date of the agreement. Under the Asset Migration Agreement, Digex will also be making equal monthly installments amounting to $0.9 million for Intermedia's support and consultation for the six month period ending on December 31, 2000. The charges for these services amounted to $0.5 million for the three and nine months ended September 30, 2000.

     Digex entered into three agreements with Intermedia to sell to Intermedia certain telecommunications related assets that are purchased by Digex with the net proceeds of certain offerings of Digex securities. The assets are sold to Intermedia at Digex's cost. The proceeds from the sale of telecommunications related assets to Intermedia were approximately $5.0 million and $40.5 million during the three and nine months ended September 30, 2000, respectively. These proceeds were unrestricted and were used to fund Digex's operating expenses.

9. CONTINGENCIES

     The following 10 purported class actions were filed against Intermedia, Digex, the directors of Digex, and, in some cases, WorldCom, in the Court of Chancery of the State of Delaware in and for New Castle County:

     - Mohamed Yassin v. Intermedia et al., on September 5, 2000;

     - Gerard F. Hug v. Intermedia et al., on September 5, 2000;

     - Taam Associates v. Intermedia et al., on September 6, 2000;

     - David Reynoldson v. Intermedia et al., on September 12, 2000;

     - John F. Prince v. Intermedia et al., on September 11, 2000;

     - Thomas Turberg v. Intermedia et al., on September 14, 2000;

     - Jason Reiner v. Digex et al., on September 8, 2000;

     - Marilyn Kalabsa v. Digex et al., on September 13, 2000;

     - TCW Technology Limited Partnership v. Intermedia et al., on September 20, 2000, which is also a purported derivative suit, as described below; and

                              DIGEX, INCORPORATED

                                  (UNAUDITED)

     - Kansas Public Employee Retirement System (KPER) v. Intermedia et al., on October 4, 2000, which is also a purported derivative suit as described below.

     These actions purported to be class actions brought on behalf of all persons, other than the defendants, who own the common stock of Digex, against Intermedia, Digex, the directors of Digex who are also directors or executive officers of Intermedia, and in the case of the first six actions listed, WorldCom and the independent directors of Digex.

     Each of the foregoing complaints made substantially similar allegations that the defendants, other than WorldCom, breached their fiduciary duties to the class members by acting to further their own interests at the expense of Digex public stockholders, engaged in self-dealing with and did not act in good faith towards the Digex public stockholders, and caused irreparable harm to such stockholders. In addition, in Reiner v. Digex et al., KPER v. Intermedia et al., Kalabsa v. Digex et al. and TCW Technology v. Intermedia et al., the plaintiffs alleged that the Digex board members who are also directors or executive officers of Intermedia conferred a substantial benefit on Intermedia at the expense of the Digex public stockholders by voting to waive application of section 203 of the Delaware General Corporation Law to WorldCom. The foregoing actions, except for Reiner v. Digex et al., KPER v. Intermedia et al., Kalabsa
v. Digex et al. and TCW Technology v. Intermedia et al., also alleged that WorldCom aided and abetted Intermedia's and Digex's wrongdoing. The complaints sought injunctive relief and unspecified damages, including orders:

     - preliminarily and permanently enjoining the defendants and all persons acting in concert with them, from proceeding with, consummating or closing the contemplated transactions;

     - in the event the contemplated transaction is consummated, rescinding it and setting it aside or awarding rescissory damages to the class members;

     - directing the defendants to account to the class members for their damages sustained as a result of the wrongs complained of;

     - awarding the plaintiffs the costs of the actions, including reasonable allowances for attorneys' and experts' fees; and

     - in the case of Reiner v. Digex et al., KPER v. Intermedia et al., Kalabsa
       v. Digex et al., and TCW Technology v. Intermedia et al., enjoining the waiver by the Digex board of directors of section 203 of the Delaware General Corporation Law's application to WorldCom.

     Additionally the following five actions were filed against the directors of Digex, Intermedia, as the majority stockholder of Digex common stock, and Digex, as a nominal defendant, in the Court of Chancery of the State of Delaware in and for New Castle County:

     - David J. Steinberg et al. v. Ruberg et al., on September 7, 2000;

     - Crandon Capital Partners v. Ruberg et al., on September 12, 2000;

     - TCW Technology v. Intermedia et al., which was also a purported class action complaint as described above;

     - Sinha v. Ruberg et al., on October 4, 2000; and

     - KPER v. Intermedia et al., which was also a purported class action complaint as described above.

     These actions purported to be stockholder derivative actions brought on behalf of Digex. Each of these complaints made substantially similar allegations that Intermedia breached its fiduciary duties to Digex by usurping an alleged Digex corporate opportunity for itself, and the Digex directors breached their fiduciary duty of loyalty to Digex by permitting Intermedia to usurp Digex's alleged corporate opportunity and

                              DIGEX, INCORPORATED

                                  (UNAUDITED)

approving the merger. The complaints sought injunctive relief and unspecified damages, including orders substantially similar to those sought in the purported class actions described above.

     The Court established a schedule to conduct expedited discovery and a hearing on the preliminary injunctions sought in TCW Technology v. Intermedia et al. case scheduled for November 29, 2000. The defendants intend to defend vigorously these actions.

     Thereafter, on October 17, 2000, the Court ordered all thirteen purported derivative and class action lawsuits listed above to be consolidated into a single action to proceed according to the schedule set for TCW Technology v. Intermedia, et al. Accordingly, on October 19, 2000, all of the above listed plaintiffs filed a "Consolidated Class Action and Derivative Complaint." The claims in the consolidated action are essentially identical to the claims in the prior thirteen separate actions, except that the consolidated complaint also alleges that the individual defendants breached fiduciary duties as officers and directors of Digex by allegedly causing Digex to provide confidential information to Bear Stearns with knowledge that the provision of that information was either contrary to Digex's interests or would not result in any benefit to Digex. The consolidated action also differs from some of the prior separate actions insofar as Digex directors Richard A. Jalkut and Jack Reich, named as defendants in certain of the prior actions, were not named as defendants in the consolidated action. Following the filing of the consolidated complaint, plaintiffs also voluntarily dismissed defendant Digex director Mark
K. Shull.

ITEM 2. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following discussion should be read in conjunction with the condensed consolidated financial statements and related notes herein, and with the Management's Discussion and Analysis of Financial Condition and Results of Operations and audited financial statements and related notes included in Digex's Form 10-K, as filed with the SEC on March 10, 2000.

OVERVIEW

     We are a leading provider of managed Web and application hosting services to businesses operating mission-critical, multi-functional Web sites. In addition, we provide Web hosting services to the rapidly growing number of application service providers enabling them to more efficiently deliver their application services to their customers over the Internet. We provide the computer hardware, software, network technology, and systems management necessary to provide our customers comprehensive, managed Web hosting and application hosting solutions. We also offer related value-added services such as firewall management, stress testing and consulting services, including capacity and migration planning and database optimization. We currently provide such services to a diversified customer base consisting of over 650 customers. As of September 30, 2000, we managed 3,914 Windows NT and UNIX-based servers in our state-of-the-art data centers which are strategically positioned on the east and west coasts of the United States and in Europe. We believe our singular focus on delivering mission-critical Web and application hosting solutions has been the major contributor to our growth.

     In May 2000, we created European operating entities to support our international operations and opened our first data center outside of the United States in Europe. Located in London, our European SmartCenter(SM) gives Digex customers in Europe the superior level of technology, security, and support services in Europe they have come to rely on in the United States. The data center is a leased facility which became operational in July 2000.

     We are among the first Web hosting providers to achieve the Statements of Auditing Standards No. 70 (SAS 70) Type I certification, which focused on our systems for providing the most reliable and secure environment for conducting on line transactions to our customers.

     On June 1, 2000, we entered into an Asset Migration Agreement with Intermedia. Under the terms of the agreement, we purchased certain assets, including certain licensed third-party software, machinery, and equipment from Intermedia at cost to provide independent managed firewall services. We paid a purchase price of $4.5 million for net book value of these assets and services on June 30, 2000, the closing date of the agreement. Under the Asset Migration Agreement, we will also be making equal monthly installments amounting to $0.9 million for Intermedia's support and consultation for the six month period ending on December 31, 2000. In connection with the purchase of firewall-related assets from Intermedia, the Managed Firewall Services Agreement between Digex and Intermedia was terminated.

     On June 29, 2000, we entered into a ten-year lease commencing in September 2000 for our new corporate headquarters facility in Laurel, Maryland. The lease agreement requires an initial security deposit of $2.0 million in the form of a letter of credit. This letter of credit may be reduced at the commencement of the seventh lease year to an amount equal to the then current one month's base rent if certain conditions are met annually prior to the seventh year of the lease.

     On September 1, 2000, Intermedia entered into a merger agreement with WorldCom. During the third quarter, we have incurred legal fees, investment advisory fees, and certain travel expenses associated with due diligence activities relating to the merger and the possible sale of Digex. Merger-related costs of $2.7 million were expensed as incurred during the third quarter of 2000 and were included in Interest and Other Income.

     In October 2000, we entered into a Prime/Subcontractor Agreement with WorldCom whereby we have agreed to provide managed hosting services to WorldCom customers in the United States and in all International locations we presently serve or in the future for certain service fees. Under the terms of the agreement, we will provide the computer hardware, software, network technology, Internet connectivity and systems management necessary to offer WorldCom's customers comprehensive outsourced Web site and application hosting solutions. We expect to generate revenues of at least $6.0 million under the agreement during the fourth quarter of 2000.

     Revenue. Our revenues consist primarily of monthly fees from our managed Web and application hosting services. Contracts for these services are typically between one and three years in length. In addition to Web and application hosting, we also offer enterprise services and consulting services and believe that we will begin to derive increasing amounts of revenues from the sale of these services in the future. Revenue earned from the sale of third party equipment is also included.

     Costs and Expenses. Costs and expenses include:

        - cost of operations;

        - cost of services;

        - selling, general and administrative expenses;

        - deferred compensation; and

        - depreciation and amortization expense.

     Cost of operations consist primarily of the costs for our network connectivity and firewall services. We expect our network connectivity requirements to grow in conjunction with the growth of our overall business, including the expansion of our business abroad through our wholly-owned subsidiaries, and accordingly expect these costs to increase in the future. Expenses directly attributed to the sale of third party equipment is also included.

     Cost of services consist primarily of facilities administration expenses including rent, maintenance and utilities to support our data centers and salaries and related benefits for our technical operations. We expect our cost of services to increase in dollar amount but to decline as a percentage of revenue due to economies of scale and expected improvements in technology and productivity.

     Selling, general and administrative expenses consist primarily of salaries and benefits for our marketing, sales and support personnel, advertising costs, consultants' fees, provision for doubtful accounts and other miscellaneous expenses. We expect selling, general and administrative expenses to increase in dollar amount and to decline as a percentage of revenue over time.

     Deferred compensation expense is recorded to amortize the resulting deferred compensation cost over the four-year vesting period of the options. Stock options were granted by Digex to certain employees at exercise prices below market value.

     Depreciation and amortization expense consists primarily of depreciation of our data centers, servers and related equipment and amortization of our intangible assets. We expect these expenses to increase due to our plans to invest significant capital to continue to expand our data center capacity.

PLAN OF OPERATION

     We plan to expand our Web and application hosting business by focusing on large companies which are looking to develop a presence on the Internet by both providing e-commerce business solutions to their customers and outsourcing the management of their Web sites and Web-enabled business applications. In the fourth quarter of 1999, we opened our state-of-the-art data centers on the east and west coasts of the United States. We anticipate that these data centers, when operating at full capacity, will support servers generating in excess of $800.0 million in annualized revenue. We believe that the new data centers in the United States and those we continue to develop in Europe will place us in a stronger competitive position to successfully provide outsourced solutions of scalable Web site and application hosting solutions. We also offer value-added services, such as firewall management, stress testing, and consulting services, including capacity and migration planning and database optimization, and believe that we will derive increasing amounts of revenue from these services in the future.

RESULTS OF OPERATIONS

     The following table presents certain information derived from our Condensed Consolidated Statements of Operations for the three and nine months ended September 30, 2000 and 1999, expressed as a percentage of revenue.

                                                             THREE MONTHS ENDED   NINE MONTHS ENDED
                                                               SEPTEMBER 30,        SEPTEMBER 30,
                                                             ------------------   ------------------
                                                              2000       1999      2000       1999
                                                             -------   --------   -------   --------
Revenues...................................................   100.0%     100.0%    100.0%     100.0%
Costs and expenses:
  Cost of operations.......................................     9.1       16.7      14.8       18.4
  Cost of services.........................................    45.7       39.3      42.4       36.1
  Selling, general and administrative......................    83.6      124.9      87.3      122.9
  Deferred compensation....................................     2.3        3.1       2.6        1.3
  Depreciation and amortization............................    47.0       50.6      44.9       47.5
                                                              -----     ------     -----     ------
          Total costs and expenses.........................   187.7      234.6     192.0      226.2
                                                              -----     ------     -----     ------
Loss from operations.......................................   (87.7)    (134.6)    (92.0)    (126.2)
Other income (expense):
  Interest expense.........................................    (1.1)      (2.3)     (1.2)      (1.6)
  Interest and other income................................     0.3        8.0       6.5        3.3
                                                              -----     ------     -----     ------
Net loss before income tax benefit.........................   (88.5)    (128.9)    (86.7)    (124.5)
Income tax benefit.........................................      --         --        --       12.7
                                                              -----     ------     -----     ------
Net loss...................................................   (88.5)    (128.9)    (86.7)    (111.8)
                                                              =====     ======     =====     ======

THREE MONTHS ENDED SEPTEMBER 30, 2000 COMPARED TO THREE MONTHS ENDED SEPTEMBER 30, 1999

  Revenue

     Total revenue increased 188.8% to $46.5 million for the third quarter of 2000 compared to $16.1 million for the same period in 1999. The increase in revenue was due to new customer growth, a significant increase in the number of managed servers per customer, and a rise of monthly revenue per server. Our installed base of servers increased 96% to 3,914 at the end of the third quarter of 2000 from 1,993 at the end of the third quarter of 1999.

  Cost of Operations

     Cost of operations increased 57.0% to $4.2 million for the third quarter of 2000 compared to $2.7 million for the same period in 1999. The increase was due to additional network costs resulting from our expanded customer base and increases in service offerings. As a percentage of revenue, cost of operations decreased to 9.1% for the third quarter of 2000 compared to 16.7% for the same period in 1999 due to the net effect of improved network utilization associated with the revenue improvement.

  Cost of Services

     Cost of services increased 235.7% to $21.3 million for the third quarter of 2000 compared to $6.3 million for the same period in 1999. The increase was primarily related to the increased level of operations and the expansion of our new data centers including costs related to the hiring of additional personnel and consultants in customer service, engineering, and facilities administration supporting server growth. As a percentage of revenue, total cost of services increased to 45.7% for the third quarter of 2000 compared to 39.3% for the same period in 1999.

  Selling, General and Administrative

     Selling, general and administrative expenses increased 93.3% to $38.9 million for the third quarter of 2000 compared to $20.1 million for the same period in 1999. Through 2000, as part of our growth strategy, we continue to build up our infrastructure and administrative requirements to operate as a separate public company. Increases in selling, general and administrative expenses for 2000 include the costs associated with an increased employee base, advertising campaigns, back office support (including the G&A Agreement, as amended, with Intermedia), an increased provision for doubtful accounts receivable and the addition of key executive management to support the growth of the business. We expect that our growth strategy will continue to require significant sales and marketing activities, including an expansion of our sales force and further development of brand name recognition. In addition, we will continue to build our personnel base to support our growth strategy in the managed Web and application hosting industry. As a result, we believe that our selling, general and administrative expenses will continue to increase in the future. As a percentage of revenue, total selling, general and administrative expenses decreased to 83.6% for the third quarter of 2000 compared to 124.9% for the same period in 1999 due primarily to the significant revenue growth which decreases the expense as a percentage of revenue.

  Deferred Compensation

     Deferred compensation expense increased 113.6% to $1.1 million for the third quarter of 2000 compared to $0.5 million for the same period in 1999. The increase was due primarily to increases in stock options granted to certain employees at exercise prices below market value since July 29, 1999. We recorded approximately $13.5 million of deferred compensation in 1999 and $2.7 million (net of forfeitures) in the nine months ended September 30, 2000 to be expensed over a four-year vesting period of the options. Deferred compensation was reduced by $0.7 million in the third quarter of 2000 for forfeited stock options. There were no additional grants of options at exercise prices below market value in the third quarter.

  Depreciation and Amortization

     Depreciation and amortization expenses increased 168.6% to $21.9 million for the third quarter of 2000 compared to $8.1 million for the same period in 1999. The increase was principally due to additional servers and other facilities and equipment placed in service since September 30, 1999. We have electronics, computer hardware, and computer software with useful lives ranging from three to five years. As a percentage of revenue, depreciation and amortization expenses decreased to 47.0% for the third quarter of 2000 compared to 50.6% for the same period in 1999 due primarily to the significant revenue growth which decreases the expense as a percentage of revenue. We expect increases in depreciation charges though 2000 due to the continued expansion of our new data centers and due to future increased server installations based on customer demand.

  Interest Expense

     Interest expense increased 40.2% to $0.5 million for the third quarter of 2000 compared to $0.4 million for the same period in 1999. The increase resulted from the capital leases assigned to us by Intermedia during the second quarter of 1999 and the capital lease for our new corporate headquarters facility in the third quarter of 2000. Additionally, a note payable was issued by us to a third party during the third quarter of 1999.

  Interest and Other Income

     Interest and other income decreased 89.9% to $0.1 million for the three months ended September 30, 2000 compared to $1.3 million for the same period in 1999. Expenses associated with due diligence activities relating to the merger and the possible sale of Digex were included in Interest and Other Income. Interest and other income excluding merger-related costs, increased 119.5% to $2.8 million for the nine months ended September 30, 2000 compared to $1.3 million for the same period in 1999. The increase resulted principally from interest earned on the cash proceeds from the investment in Digex by Microsoft and a subsidiary of Compaq, an initial and subsequent public equity offering, and exercised stock options.

  EBITDA

     EBITDA, as defined below, increased 36.9% to $(17.8) million in the third quarter of 2000 compared to $(13.0) million for the same period in 1999. The change is primarily attributable to costs associated with our growth strategy. Costs associated with the administration and maintenance of our expanded data centers and increased selling, general and administrative costs will continue to represent a large portion of expenses during our planned expansion. In addition, we expect to continue to experience growth in marketing and selling expenses as new customers are acquired.

     EBITDA consists of earnings (loss) before interest expense, interest and other income, merger-related expenses, foreign exchange gains (losses), income tax benefit, deferred compensation, and depreciation and amortization. EBITDA does not represent funds available for management's discretionary use and is not intended to represent cash flow from operations. EBITDA should also not be construed as a substitute for operating income or a better measure of liquidity than cash flow from operating activities, which are determined in accordance with generally accepted accounting principles. This caption excludes components that are significant in understanding and assessing our results of operations and cash flows. In addition, EBITDA is not a term defined by generally accepted accounting principles and as a result our measure of EBITDA might not be comparable to similarly titled measures used by other companies. However, we believe that EBITDA is relevant and useful information which is often reported and widely used by analysts, investors and other interested parties in the Web and application hosting industry. Accordingly, we are disclosing this information to permit a more comprehensive analysis of our operating performance, as an additional meaningful measure of performance and liquidity, and to provide additional information with respect to our ability to meet future debt service, capital expenditure and working capital requirements. See the unaudited condensed consolidated financial statements and notes thereto contained elsewhere in this report for more detailed information.

NINE MONTHS ENDED SEPTEMBER 30, 2000 COMPARED TO NINE MONTHS ENDED SEPTEMBER 30, 1999

  Revenue

     Total revenue increased 206.1% to $116.7 million for the nine months ended September 30, 2000 compared to $38.1 million for the same period in 1999. The increase in revenue was due to new customer growth, a significant increase in the number of managed servers per customer, and a rise of monthly revenue per server. Our installed base of servers increased 96% to 3,914 at the end of the nine months ended September 30, 2000 from 1,993 at the end of the nine months ended September 30, 1999. In addition to revenue from managed Web and application hosting services, Digex recognized $5.0 million of third party equipment sales revenue in the second quarter of 2000.

  Cost of Operations

     Cost of operations increased 145.2% to $17.3 million for the nine months ended September 30, 2000 compared to $7.0 million for the same period in 1999. The increase was due to additional network costs resulting from our expanded customer base and increases in service offerings. As a percentage of revenue excluding second quarter equipment sales, cost of operations excluding the second quarter cost of third party equipment decreased to 12.0% for the nine months ended September 30, 2000 compared to 18.4% for the same period in 1999 due to the net effect of improved network utilization associated with the revenue improvement. Expenses directly attributed to the sale of third party equipment in the second quarter is included in the cost of operations.

  Cost of Services

     Cost of services increased 259.6% to $49.5 million for the nine months ended September 30, 2000 compared to $13.8 million for the same period in 1999. The increase was primarily related to the increased level of operations and the expansion of our new data centers including costs related to the hiring of additional personnel and consultants in customer service, engineering, and facilities administration supporting server growth. As a percentage of revenue, total cost of services increased to 42.4% for the nine months ended September 30, 2000 compared to 36.1% for the same period in 1999.

  Selling, General and Administrative

     Selling, general and administrative expenses increased 117.5% to $101.9 million for the nine months ended September 30, 2000 compared to $46.8 million for the same period in 1999. Through 2000, as part of our growth strategy, we continue to build up our infrastructure and administrative requirements to operate as a separate public company. Increases in selling, general and administrative expenses for 2000 include the costs associated with an increased employee base, advertising campaigns, back office support (including the G&A Agreement, as amended, with Intermedia), an increased provision for doubtful accounts receivable and the addition of key executive management to support the growth of the business. We expect that our growth strategy will continue to require significant sales and marketing activities, including an expansion of our sales force and further development of brand name recognition. In addition, we will continue to build our personnel base to support our growth strategy in the managed Web and application hosting industry. As a result, we believe that our selling, general and administrative expenses will continue to increase in the future. As a percentage of revenue, total selling, general and administrative expenses decreased to 87.3% for the nine months ended September 30, 2000 compared to 122.9% for the same period in 1999 due primarily to the significant revenue growth which decreases the expense as a percentage of revenue.

  Deferred Compensation

     Deferred compensation expense increased 504.5% to $3.1 million for the third quarter of 2000 compared to $0.5 million for the same period in 1999. The increase was primarily due to increases in stock options granted to certain employees at exercise prices below market value since July 29, 1999. We recorded approximately $13.5 million of deferred compensation in 1999 and $2.7 million (net of forfeitures) in the nine months ended September 30, 2000 to be expensed over a four-year vesting period of the options. Deferred compensation was reduced by $0.7 million in the third quarter of 2000 for forfeited stock options. There were no additional grants of options at exercise prices below market value in the third quarter.

  Depreciation and Amortization

     Depreciation and amortization expenses increased 189.5% to $52.4 million for the nine months ended September 30, 2000 compared to $18.1 million for the same period in 1999. The increase was principally due to additional servers and other facilities and equipment placed in service since September 30, 1999. We have electronics, computer hardware, and computer software with useful lives ranging from three to five years. As a percentage of revenue, depreciation and amortization expenses decreased to 44.9% for the nine months ended September 30, 2000 compared to 47.5% for the same period in 1999 due primarily to the significant revenue growth which decreases the expense as a percentage of revenue. We expect increases in depreciation charges though 2000 due to the continued expansion of our new data centers and due to future increased server installations based on customer demand.

  Interest Expense

     Interest expense increased 127.9% to $1.4 million for the nine months ended September 30, 2000 compared to $0.6 million for the same period in 1999. The increase resulted from the capital leases assigned to us by Intermedia during the second quarter of 1999 and the capital lease for our new corporate headquarters facility in the third quarter of 2000. Additionally, a note payable was issued by us to a third party during the third quarter of 1999.

  Interest and Other Income

     Interest and other income increased 482.4% to $7.5 million for the nine months ended September 30, 2000 compared to $1.3 million for the same period in 1999. Expenses associated with due diligence activities relating to the merger and the possible sale of Digex were included in Interest and Other Income. Interest and other income excluding merger-related costs, increased 691.9% to $10.2 million for the nine months ended September 30, 2000 compared to $1.3 million for the same period in 1999. The increase resulted principally from interest earned on the cash proceeds from the investment in Digex by Microsoft and a subsidiary of Compaq, an initial and subsequent public equity offering, and exercised stock options.

  EBITDA

     EBITDA, as defined below, increased 75.9% to $(51.9) million in the nine months ended September 30, 2000 compared to $(29.5) million for the same period in 1999. The change is primarily attributable to costs associated with our growth strategy. Costs associated with the administration and maintenance of our expanded data centers and increased selling, general and administrative costs will continue to represent a large portion of expenses during our planned expansion. In addition, we expect to continue to experience growth in marketing and selling expenses as new customers are acquired.

     EBITDA consists of earnings (loss) before interest expense, interest and other income, merger-related expenses, foreign exchange gains (losses), income tax benefit, deferred compensation, and depreciation and amortization. EBITDA does not represent funds available for management's discretionary use and is not intended to represent cash flow from operations. EBITDA should also not be construed as a substitute for operating income or a better measure of liquidity than cash flow from operating activities, which are determined in accordance with generally accepted accounting principles. This caption excludes components that are significant in understanding and assessing our results of operations and cash flows. In addition, EBITDA is not a term defined by generally accepted accounting principles and as a result our measure of EBITDA might not be comparable to similarly titled measures used by other companies. However, we believe that EBITDA is relevant and useful information which is often reported and widely used by analysts, investors and other interested parties in the Web and application hosting industry. Accordingly, we are disclosing this information to permit a more comprehensive analysis of our operating performance, as an additional meaningful measure of performance and liquidity, and to provide additional information with respect to our ability to meet future debt service, capital expenditure and working capital requirements. See the unaudited condensed consolidated financial statements and notes thereto contained elsewhere in this report for more detailed information.

LIQUIDITY AND CAPITAL RESOURCES

     Net cash used in operating activities was $48.6 million and $28.1 million during the nine months ended September 30, 2000 and 1999, respectively. Net cash used for operating activities in each of these periods was primarily the result of operating losses and changes in working capital.

     Net cash used for investing activities during the nine months ended September 30, 2000 and 1999 was $158.7 million and $119.4 million, respectively. Net cash used for investing activities in each of these periods was primarily the result of capital expenditures for data center infrastructure which includes servers purchased for customer use, as well as leasehold improvements, furniture and fixtures, computers, and other equipment, including a $2.0 million letter of credit pursuant to a ten-year lease entered into by us on June 29, 2000 for our new corporate headquarters facility in Laurel, Maryland. Although we have plans to invest significantly in property and equipment, we have no material commitments for such items at this time.

     On January 12, 2000, we sold 100,000 shares of our Preferred Stock and Warrants to purchase 1,065,000 shares of Class A Common Stock to Microsoft and a subsidiary of Compaq for aggregate gross proceeds of $100.0 million, of which $85.0 million was paid in cash and $15.0 million was paid in the form of equipment credits from Compaq. The Preferred Stock has an aggregate liquidation preference of $100.0 million and is convertible into approximately 1,462,000 shares of Class A Common Stock. The Warrants can be exercised at any time over their three-year term at a price of $57.00 per share (the fair value of our Class A Common Stock on the transaction commitment date). The proceeds from the offering were allocated between the Preferred Stock and the Warrants based upon their relative fair values.

     To the extent necessary to perform our obligations under our agreement with Compaq, the proceeds from the investment by a subsidiary of Compaq will be used toward the development of a platform for the delivery of high-performance application hosting services, which will include capital expenditures and research and development expenditures. Therefore, we do not expect the proceeds of the investment by a subsidiary of Compaq to be available for general corporate purposes. We also intend to use the proceeds of the investment by Microsoft to fund this development project.

     On February 16, 2000, Digex completed a public offering of 12,650,000 shares of Class A Common Stock. We sold 2,000,000 shares of Class A Common Stock and received net proceeds of approximately $171.6 million. Intermedia sold 10,650,000 shares of Class B Common Stock. The Class B Common Stock sold by Intermedia automatically converted into Class A Common Stock at the closing of the offering.

     The net proceeds of our public offerings and the cash proceeds of the investments by Microsoft and a subsidiary of Compaq must be used to purchase telecommunications related assets due to restrictions in Intermedia's debt instruments. Therefore, to provide for the funding of our operating expenses, we have made arrangements with Intermedia to sell to Intermedia certain telecommunications related assets that are purchased by Digex with the net proceeds of these offerings. The assets are sold to Intermedia for cash at our cost. For the nine months ended September 30, 2000, we had received approximately $40.5 million from Intermedia related to the sale of telecommunications related assets. These proceeds were unrestricted and were used to fund our operating expenses. Cash payments for capital assets for the nine months ended September 30, 2000 were approximately $156.7 million.

     In June 2000, the Department of Business and Economic Development of Maryland received approval from the Maryland General Assembly Legislative Policy Committee to provide $3.0 million in funding to Digex for the development of a Web hosting facility in Prince George's County, Maryland under the Sunny Day Fund initiative. The funds will initially be provided to Digex in the form of a conditional loan which will accrue deferred interest at 5%. If certain conditions are met, the conditional loan and accrued interest will convert to a grant. The Committee also approved Digex's eligibility to seek an additional $1.0 million in such funding.

     In accordance with the Digex Long-Term Incentive Plan, stock options granted to employees of Digex and Intermedia became vested and exercisable during the second and third quarters of 2000. Cash proceeds of $5.2 million were received from exercised stock options during the nine months ended September 30, 2000. Digex may continue to receive cash proceeds from stock options in the future as an increasing number of options will become exercisable according to each optionee's respective vesting schedule.

     On September 1, 2000, Intermedia entered into a merger agreement with WorldCom whereby, upon consummation of the merger, a subsidiary of WorldCom will be merged with and into Intermedia and Intermedia will become a subsidiary of WorldCom. As a result of the merger, WorldCom will beneficially own a majority of our capital stock and will have voting control of us. The merger is expected to be consummated in the first half of 2001.

     On October 31, 2000, Intermedia increased the commitments available to it under its Revolving Credit Facility ("Credit Facility") from $100.0 million to $350.0 million. The Credit Facility is fully guaranteed by WorldCom. As a subsidiary of Intermedia, we will be a limited guarantor under the Credit Facility. Through Intermedia, we expect to have access to the proceeds available under the Credit Facility to fund our operations, working capital needs and capital expenditures as liquidity needs arise consistent with our projections.

     On October 31, 2000, Intermedia also entered into a Note Purchase Agreement with WorldCom. Intermedia authorized the issue and sale of up to $225.0 million aggregate principal amount of 14.12% Senior Subordinated Notes due 2009 and 22,500 shares of Series H Preferred Stock. Through Intermedia, we expect the proceeds from these financings will be available to fund our operations, working capital needs and capital expenditures as liquidity needs arise.

     We anticipate we will have significant cash requirements for several years as we expand our data center capacity, increase servers under management, increase our employee base, acquire additional office space to support our expanding operations and invest in our marketing organization. In addition, we expect to invest significantly in the purchase of property and equipment and for research and development, including funding the expenses associated with our research and development alliance with Microsoft and a subsidiary of Compaq. We expect our capital expenditures to increase due to the growth of servers under management and our continuing data center expansion in the United States and abroad. With our existing cash resources and financing available from Intermedia, and subject to the limitations discussed under the caption "Market for Registrant's Common Equity and Related Stockholder Matters -- Use of Proceeds from a Sale of Registered Securities" on our Form 10-K for the period ended December 31, 1999 as filed with the SEC on March 10, 2000, we believe we have sufficient capital to sustain our current operations and capital expenditure plans into mid 2001.

     We intend to continue to seek funding from external sources to meet our cash needs subsequent to that time period. There can be no assurance that such funding will be available on terms satisfactory to us.

RECENT ACCOUNTING PRONOUNCEMENTS

     In December 1999, the SEC issued Staff Accounting Bulletin No. 101 ("SAB 101"), "Revenue Recognition in Financial Statements." SAB 101 summarizes certain of the staff's views in applying generally accepted accounting principles to revenue recognition in financial statements. On June 26, 2000, the SEC deferred the effective date of SAB 101 to require adoption of SAB 101 by the fourth quarter of the first fiscal year beginning after December 15, 1999. On October 12, 2000, the SEC released its Frequently Asked Questions and Answers ("Q&A") document to serve as additional guidance for revenue recognition in financial statements. We are currently analyzing the Q&A document and determining the impact of SAB 101 on our various revenue recognition policies, including those pertaining to non-refundable installation fees which we currently recognize as revenue upon completion of service.

     Based upon the expected implementation of SAB 101, we do not anticipate a material effect on our consolidated financial statements. We have preliminarily determined that we will record a decrease of approximately $6.0 to $8.0 million in revenue and an increase in deferred revenue during the fourth quarter as a result of the implementation. We also expect a decrease in costs of approximately $6.0 to $8.0 million during the fourth quarter and an increase in deferred costs as a result of the implementation. We will recognize the deferred revenue and deferred costs over the remaining term of the applicable agreements in 2001 and 2002. With the adoption of SAB 101, we do not expect there to be any economic impact to our business operations or cash flows.

     In June 2000, the FASB issued SFAS No. 138, "Accounting for Certain Derivative Instruments and Certain Hedging Activities," an amendment of SFAS No. 133, which is effective for fiscal years beginning after June 15, 2000. We anticipate that the adoption of SFAS No. 133, as amended, will not have a significant effect on our consolidated financial statements.

INFORMATION REGARDING FORWARD-LOOKING STATEMENTS

     The information set forth above in "Management's Discussion and Analysis of Financial Conditions and Results of Operations" includes forward-looking statements that involve numerous risks and uncertainties. Forward-looking statements can be identified by the use of forward-looking terminology such as "estimates," "projects," "anticipates," "expects," "intends," "believes," or the negative thereof or other variations thereon or comparable terminology or by discussions of strategy that involve risks and uncertainties. This report includes forward-looking statements, which could differ from actual results. See "Risk Factors" in our Form 10-K for the year ended December 31, 1999 as filed with the SEC on March 10, 2000.

ITEM 3. QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

     We expect to continue recognizing revenue from international sales denominated in foreign currency. As a global concern, we could face exposure to adverse movements in foreign currency exchange rates on the financial results of foreign subsidiaries that are translated into U.S. dollars upon consolidation. These exposures may change over time as business practices evolve and could affect our financial results. Currently, we do not hedge against any foreign currency risk and, as a result, could incur gains or losses.

                           PART II. OTHER INFORMATION

ITEM 1. LEGAL PROCEEDINGS

     The legal proceedings discussed in Note 9 of the Notes to the Condensed Consolidated Financial Statements in Part I, Item 1, above, are hereby incorporated by reference herein. We do not believe that there are any other pending or threatened legal proceedings that, if adversely determined, would have a material adverse effect on us.

ITEM 2. CHANGES IN SECURITIES AND USE OF PROCEEDS

  Recent Sales of Unregistered Securities

     None.

  Use of Proceeds from a Sale of Registered Securities

     None.

ITEM 3. DEFAULTS UPON SENIOR SECURITIES

     None.

ITEM 4. SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS

     None.

ITEM 5. OTHER INFORMATION

     None.

ITEM 6. EXHIBITS AND REPORTS ON FORM 8-K

     (a) Exhibits

     NUMBER                                EXHIBIT
     ------                                -------
      3.1        -- Certificate of Incorporation of Digex, as amended.
                    Incorporated herein by reference to Digex's Form 10-Q
                    (File No. 000-26873) filed with the SEC on September 13,
                    1999.
      3.2        -- By-laws of Digex. Incorporated herein by reference to
                    Digex's Form 10-Q (File No. 000-26873) filed with the SEC
                    on May 12, 2000.
      3.3        -- Certificate of Designation for the Series A Preferred
                    Stock. Incorporated herein by reference to Digex's
                    registration statement on Form S-1 (File No. 333-94879)
                    filed with the SEC on January 18, 2000.
     10.1        -- Letter Agreement dated July 31, 2000 between Digex and
                    Lemis O. Altan. (1)
     10.2        -- Amended and Restated Guaranty Agreement, dated as of
                    October 31, 2000, by Digex, as Guarantor, on behalf of
                    Bank of America, N.A., as Administrative Agent for
                    Lenders, amending and restating the Guaranty Agreement,
                    dated as of December 22, 1999, by Digex, as Guarantor, on
                    behalf of Bank of America N.A., as Administrative Agent
                    for Lenders.
     10.3        -- Amended and Restated Security Agreement, dated as of
                    October 31, 2000, between Digex, as Debtor, and Bank of
                    America, N.A., as the Secured Party on behalf of Lenders,
                    amending and restating the Security Agreement, dated as
                    of December 22, 1999, between Digex, as Debtor, and Bank
                    of America, N.A., as the Secured Party on behalf of
                    Lenders.
     10.4        -- Amendment, dated as of October 24, 2000, to the Use of
                    Proceeds Agreement between Digex and Intermedia, dated as
                    of January 24, 2000.
     27.1        -- Financial Data Schedule (For SEC Use Only).

---------------
        (1) Management contract or compensatory plan or arrangement.

     (b) Reports on Form 8-K

          The following reports on Form 8-K of Digex were filed during the third quarter of 2000:

          Digex filed a Current Report on Form 8-K, dated August 1, 2000, reporting under Item 5 the issuance of a press release discussing Digex's second quarter results. Digex also reported under Item 7 the filing of the press releases as an exhibit to the Form 8-K.

          Digex filed a Current Report on Form 8-K, dated September 7, 2000, reporting under Item 5 the issuance of a press release announcing that a subsidiary of WorldCom will be merged with and into Intermedia. Digex also reported under Item 7 the filing of the merger agreement as an exhibit to the Form 8-K.

          Digex filed a Current Report on Form 8-K, dated September 18, 2000, reporting under Item 5 the complaints that have been filed in connection with the merger agreement between Intermedia and WorldCom. Digex also reported under Item 7 the filing of the complaints as exhibits to the Form 8-K.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                            DIGEX, INCORPORATED
                                               (Registrant)

                                                  /s/ TIMOTHY M. ADAMS

                                            ------------------------------------
                                                      Timothy M. Adams
                                                  Chief Financial Officer

                                                 /s/ T. SCOTT ZIMMERMAN

                                            ------------------------------------
                                                     T. Scott Zimmerman
                                               Vice President and Controller

Dated: November 14, 2000

                                                                   EXHIBIT 10.1

July 31, 2000


LEMIS ALTAN
One Digex Plaza
Beltsville, MD 20705


Dear Lemis:

This is to confirm your promotion to the position of Vice President of Business Operations, reporting to Mark Shull, President & Chief Executive Officer of Digex, Inc. This position is a regular, full time position located in our Beltsville campus.

BASE SALARY

Your annual base salary is $160,000 (based on 52 weeks of service). This position is exempt and is not eligible for overtime. Salaries are reviewed annually, and increases are granted in accordance with Company policy.

COMPENSATION

You are eligible to participate in Digex's Executive Management Incentive Compensation Plan. In this position, you are eligible for a bonus of up to 40% of your base salary. At 100% of personal objective achievement and Executive Corporate Goals achievement your annual potential cash compensation is $224,000. (based upon base salary plus full bonus compensation)

This incentive is prorated on the base pay received during the current fiscal calendar year. This incentive opportunity is contingent upon the achievement of corporate and individual objectives as determined by your management. This bonus is evaluated and paid on an annual basis.

STOCKS

This position includes an increase in stock options bringing you to a total of 75,000 total shares of DIGX Stock Options, contingent upon approval by the Compensation Committee of the Board of Directors. The option price of the award is the market price of Digex, Inc. common stock on the date that the grant is approved.

Vesting of the award will begin with the approval of the grant and will continue over a four-year period. 25% of the shares covered by the options will vest one year following the date of grant. The balance of the shares will vest in equal quarterly installments over the next three years so long as you continue to be employed by Digex. Additionally, upon a change in control of the company, this grant will fully vest one year following such change.

Details were provided in your Grant Agreement upon approval by the Board of Directors. The option is issued pursuant to the Company's long term Incentive Plan and will be subject to all the terms and conditionals of that plan.

JULY 31, 2000
MS. LEMIS ALTAN
PAGE 2


BENEFITS

As an employee of Digex you are entitled to all employee benefits: Medical insurance, medical and prescription drug card, dental insurance, short and long-term disability, life insurance, 401(k) plan, educational reimbursement, holidays, sick leave, vacation time, military leave, bereavement leave, voting time off and jury duty leave. Your medical benefits will be effective the first day of the month following your start of employment. An outline of these benefits is attached. Should you have any benefit questions, please contact Ms. Jamie Starr, Benefits Manager, (240)264-2491.

As you know, in the ordinary course of business, pay and benefits plans evolve as laws, employee, and / or business need change. If, in the future, it becomes necessary to change any of the benefit or compensation plans currently in effect, these changes will apply to you as they do to other eligible employees. Furthermore, while this letter is our commitment to employ you in the previously mentioned position, it does not constitute a contract for a specific length of employment.

Kindly acknowledge the accuracy of this letter by signing and dating the enclosed copy of this letter and returning it, hard copy or fax 204-264-2666 to Human Resources at your earliest convenience.

If you have any questions or need additional information, please feel free to call David Gay, Director Employment, at (240) 264-4712 or fax at (240) 264-2666. I wish you success in the continuation of your career with Digex.

Sincerely yours,

/s/ MARK SHULL

Mark Shull
CEO & President of Digex, Inc.

Encl.



/s/ LEMIS ALTAN                       8/01/00
----------------------------       --------------
Accepted: Lemis Altan              Date:

                                                                   EXHIBIT 10.2

                                   EXHIBIT C-2
                          AMENDED AND RESTATED GUARANTY
                                    (Limited)

        THIS AMENDED AND RESTATED GUARANTY (this "GUARANTY") is executed as of October 31, 2000, by the undersigned ("GUARANTOR"), for the benefit of BANK OF AMERICA, N.A., a national banking association (in its capacity as Administrative Agent for the Lenders).

A. WHEREAS, Intermedia Communications Inc. ("BORROWER"), Bank of America, N.A., as Administrative Agent (including its permitted successors and assigns in such capacity, "ADMINISTRATIVE AGENT"), and Lenders now or hereafter party to the Credit Agreement (including their respective permitted successors and assigns, "LENDERS") have entered into a Revolving Credit Agreement, dated as of December 22, 1999 (as amended, modified, supplemented, or restated from time to time, the "CREDIT AGREEMENT"); and

B. WHEREAS, provisions of the Credit Agreement permit Guarantor to directly or indirectly receive proceeds of Borrowings made pursuant thereto; and

C. WHEREAS, Guarantor executed a Guaranty in connection with the Credit Agreement guaranteeing the Guaranteed Debt; and

D. WHEREAS, Guarantor has requested that Lenders amend this Guarantor's Guaranty to limit the Guaranteed Debt under such Guaranty and Lenders have consented to such request.

        ACCORDINGLY, for adequate and sufficient consideration, the receipt and adequacy of which are hereby acknowledged, Guarantor guarantees to Administrative Agent and the Lenders the prompt payment of the Guaranteed Debt (defined below), as follows:

        1. DEFINITIONS. Terms defined in the Credit Agreement have the same meanings when used, unless otherwise defined, in this Guaranty. As used in this
Guaranty:

                BORROWER means Borrower, Borrower as a debtor-in-possession, and any receiver, trustee, liquidator, conservator, custodian, or similar party appointed for Borrower or for all or substantially all of Borrower's assets under any Debtor Relief Law.

                CREDIT AGREEMENT is defined in the recitals to this Guaranty.

                GUARANTEED DEBT means, collectively, (a) the Obligation and (b) all present and future costs, attorneys' fees, and expenses reasonably incurred by Administrative Agent or any Lender to enforce Borrower's, Guarantor's, or any other obligor's payment of any of the Guaranteed Debt, including, without limitation (to the extent lawful), all present and future amounts that would become due but for the operation of Sections 502 or 506 or any other provision of Title 11 of the United States Code and all present and future accrued and unpaid interest (including, without limitation, all post-maturity interest and any post-petition interest in any proceeding under Debtor Relief Laws to which Borrower or Guarantor becomes subject).

                GUARANTOR is defined in the preamble to this Guaranty.


DIGEX A&R GUARANTY                                                      GUARANTY

                LENDER means, individually, or LENDERS means, collectively, on any date of determination, the Administrative Agent, the Lead Arranger, the Syndication Agent, Documentation Agent, Arranging Agents, and the Lenders.

                MAXIMUM GUARANTOR LIABILITY means the greater of either (a) $90,000,000 less any amounts paid by any Subsidiary of Guarantor under any Loan Document or (b) the aggregate amount of any loan, advance, extension of credit, or capital contribution from any Company to Guarantor or any of Guarantor's Subsidiaries made on or after the date of this Guaranty, or any investment in Guarantor or any of Guarantor's Subsidiaries by any Company made on or after the date of this Guaranty, less (x) any repayment of any such loan, advance, extension of credit, capital contribution, or investment by Guarantor or any of Guarantor's Subsidiaries, (y) the amount of all dividends and distributions received by any Company from Guarantor or any of Guarantor's Subsidiaries, and
        (z) any amounts paid by any Subsidiary of Guarantor under any Loan Document.

                SUBORDINATED DEBT means all present and future obligations of any Company to Guarantor, whether those obligations are (a) direct, indirect, fixed, contingent, liquidated, unliquidated, joint, several, or joint and several, (b) due or to become due to Guarantor, (c) held by or are to be held by Guarantor, (d) created directly or acquired by assignment or otherwise, or (e) evidenced in writing.

        2. GUARANTY. Subject to the limitation in PARAGRAPH 3 below, this is an absolute, irrevocable, and continuing guaranty, and the circumstance that at any time or from time to time the Guaranteed Debt may be paid in full does not affect the obligation of Guarantor with respect to the Guaranteed Debt incurred after that. This Guaranty remains in effect until the Guaranteed Debt is fully paid and performed, all commitments to extend any credit under the Loan Documents have terminated, and all Financial Hedges with any Lender have expired. Guarantor may not rescind or revoke its obligations with respect to the Guaranteed Debt. Notwithstanding any contrary provision, and in addition to the limitations set forth in PARAGRAPH 3 below, it is the intention of Guarantor, Lenders, and Administrative Agent that the amount of the Guaranteed Debt guaranteed by Guarantor by this Guaranty shall be, but not in excess of, the maximum amount permitted by fraudulent conveyance, fraudulent transfer, or similar Laws applicable to Guarantor. Accordingly, notwithstanding anything to the contrary contained in this Guaranty or any other agreement or instrument executed in connection with the payment of any of the Guaranteed Debt, the amount of the Guaranteed Debt guaranteed by Guarantor by this Guaranty shall be limited to an aggregate amount equal to the largest amount that would not render Guarantor's obligations hereunder subject to avoidance under Section 548 of the United States Bankruptcy Code or any comparable provision of any applicable state law.

        3. LIMITED GUARANTY AND TERMINATION. Notwithstanding anything in this Guaranty to the contrary, Guarantor's maximum liability to Administrative Agent and Lenders hereunder with respect to the Guaranteed Debt shall not exceed the Maximum Guarantor Liability, and in the event of a Default by Borrower in payment of all or any part of the Guaranteed Debt, Administrative Agent shall seek no judgment against Guarantor hereunder for payment of any amounts in excess of the Maximum Guarantor Liability. The Maximum Guarantor Liability shall not be reduced or affected by any payments, prepayments, releases, or discharges of any part of the Guaranteed Debt, except to the extent such payments, prepayments, releases, or discharges result from payments made to Administrative Agent (for the ratable benefit of the Lenders) by Guarantor hereunder. The obligations of Guarantor under this Guaranty shall remain in full force and effect until payment in full of the Guaranteed Debt or the payment in full of the Maximum Guarantor Liability and termination of all Lenders' commitments or obligations to make Borrowings under the Credit Agreement. If at any time any payment of the principal of or interest on any Note or any other amount payable by any Company or Guarantor under any Loan Document is rescinded or must be otherwise restored or returned upon


DIGEX A&R GUARANTY                                                      GUARANTY
the insolvency, bankruptcy, or reorganization of such Person, the obligations of such Person under the Loan Documents with respect to such payment shall be reinstated as though such payment had been due but not made at such time.

        4. CONSIDERATION. Guarantor represents and warrants that its liability under this Guaranty may reasonably be expected to directly or indirectly benefit it.

        5. CUMULATIVE RIGHTS. If Guarantor becomes liable for any indebtedness owing by Borrower to Administrative Agent or any Lender, other than under this Guaranty, that liability may not be in any manner impaired or affected by this Guaranty. The rights of Administrative Agent or Lenders under this Guaranty are cumulative of any and all other rights that Administrative Agent or Lenders may ever have against Guarantor. The exercise by Administrative Agent or Lenders of any right under this Guaranty or otherwise does not preclude the concurrent or subsequent exercise of any other right.

        6. PAYMENT UPON DEMAND. If a Default exists, Guarantor shall, on demand and without further notice of dishonor and without any notice having been given to any Guarantor previous to that demand of either the acceptance by Administrative Agent or Lenders of this Guaranty or the creation or incurrence of any Guaranteed Debt, pay the amount of the Guaranteed Debt then due and payable to Administrative Agent and Lenders, subject to PARAGRAPH 3 above. It is not necessary for Administrative Agent or Lenders, in order to enforce that payment by any Guarantor, first or contemporaneously to institute suit or exhaust remedies against Borrower or others liable on any Guaranteed Debt or to enforce Rights against any collateral securing any Guaranteed Debt.

        7. SUBORDINATION. The Subordinated Debt is expressly subordinated to the full and final payment of the Guaranteed Debt. Guarantor agrees not to accept any payment of any Subordinated Debt from any Company if a Default exists. If Guarantor receives any payment of any Subordinated Debt in violation of the foregoing, Guarantor shall hold that payment in trust for Administrative Agent and Lenders and promptly turn it over to Administrative Agent, in the form received (with any necessary endorsements), to be applied to the Guaranteed Debt.

        8. SUBROGATION AND CONTRIBUTION. Until payment in full of the Guaranteed Debt, the termination of the Obligation of Lenders to extend credit under the Loan Documents, and expiration of all Financial Hedges, (a) Guarantor may not assert, enforce, or otherwise exercise any right of subrogation to any of the Rights or Liens of Administrative Agent or Lenders or any other beneficiary against Borrower or any other obligor on the Guaranteed Debt or any collateral or other security or any right of recourse, reimbursement, subrogation, contribution, indemnification, or similar right against Borrower or any other obligor on any Guaranteed Debt or any guarantor of it, (b) Guarantor defers all of the foregoing rights (whether they arise in equity, under contract, by statute, under common law, or otherwise), and (c) Guarantor defers the benefit of, and subordinates any right to participate in, any collateral or other security given to Administrative Agent or Lenders or any other beneficiary to secure payment of any Guaranteed Debt.

        9. NO RELEASE. Guarantor's obligations under this Guaranty may not be released, diminished, or affected by the occurrence of any one or more of the following events: (a) any taking or accepting of any other security or assurance for any Guaranteed Debt; (b) any release, surrender, exchange, subordination, impairment, or loss of any collateral securing any Guaranteed Debt; (c) any full or partial release of the liability of any other obligor on the Obligation, except for any final release resulting from payment in full of such Obligation;
(d) the modification of, or waiver of compliance with, any terms of any other Loan Document; (e) the insolvency, bankruptcy, or lack of corporate or partnership power of any other obligor at any time liable


DIGEX A&R GUARANTY                                                      GUARANTY
for any Guaranteed Debt, whether now existing or occurring in the future; (f) any renewal, extension, or rearrangement of any Guaranteed Debt or any adjustment, indulgence, forbearance, or compromise that may be granted or given by Administrative Agent or any Lender to any other obligor on the Obligation;
(g) any neglect, delay, omission, failure, or refusal of Administrative Agent or any Lender to take or prosecute any action in connection with the Guaranteed Debt or to foreclose, take, or prosecute any action in connection with any Loan Document; (h) any failure of Administrative Agent or any Lender to notify Guarantor of any renewal, extension, or assignment of any Guaranteed Debt, or the release of any security or of any other action taken or refrained from being taken by Administrative Agent or any Lender against Borrower or any new agreement between Administrative Agent, any Lender, and Borrower; it being understood that neither Administrative Agent nor any Lender is required to give Guarantor any notice of any kind under any circumstances whatsoever with respect to or in connection with any Guaranteed Debt, other than any notice required to be given to Guarantor by law or elsewhere in this Guaranty; (i) the unenforceability of any Guaranteed Debt against any other obligor or any security securing same because it exceeds the amount permitted by Law, the act of creating it is ultra vires, the officers creating it exceeded their authority or violated their fiduciary duties in connection with it, or otherwise; or (j) any payment of the Obligation to Administrative Agent or any Lender is held to constitute a preference under any Debtor Relief Law or for any other reason Administrative Agent or any Lender is required to refund that payment or make payment to someone else (and in each such instance this Guaranty will be reinstated in an amount equal to that payment).

        10. WAIVERS. To the maximum extent lawful, Guarantor waives all rights by which it might be entitled to require suit on an accrued right of action in respect of any Guaranteed Debt or require suit against Borrower or others.

        11. LOAN DOCUMENTS. By execution hereof, Guarantor covenants and agrees that certain representations, warranties, terms, covenants, and conditions set forth in the Loan Documents are applicable to Guarantor and shall be imposed upon Guarantor, and Guarantor reaffirms that each such representation and warranty is true and correct and covenants and agrees to promptly and properly perform, observe, and comply with each such term, covenant, or condition. Moreover, Guarantor acknowledges and agrees that this Guaranty is subject to the offset provisions of the Loan Documents in favor of Administrative Agent and Lenders. In the event the Credit Agreement shall cease to remain in effect for any reason whatsoever during any period when any part of the Guaranteed Debt remains unpaid, the terms, covenants, and agreements incorporated herein by reference shall nevertheless continue in full force and effect as obligations of Guarantor under this Guaranty.

        12. RELIANCE AND DUTY TO REMAIN INFORMED. Guarantor confirms that it has executed and delivered this Guaranty after reviewing the terms and conditions of the Loan Documents and such other information as it has deemed appropriate in order to make its own credit analysis and decision to execute and deliver this Guaranty. Guarantor confirms that it has made its own independent investigation with respect to Borrower's creditworthiness and is not executing and delivering this Guaranty in reliance on any representation or warranty by Administrative Agent or any Lender as to that creditworthiness. Guarantor expressly assumes all responsibilities to remain informed of the financial condition of Borrower and any circumstances affecting Borrower's ability to perform under the Loan Documents to which it is a party or any collateral securing any Guaranteed Debt.

        13. NO REDUCTION. The Guaranteed Debt may not be reduced, discharged, or released because or by reason of any existing or future offset, claim, or defense (except for the defense of complete and final payment of the Guaranteed Debt) of Borrower or any other obligor against Administrative Agent or any Lender or against payment of the Guaranteed Debt, whether that offset, claim, or defense arises in connection with


DIGEX A&R GUARANTY                                                      GUARANTY
the Guaranteed Debt or otherwise. Those claims and defenses include, without limitation, failure of consideration, breach of warranty, fraud, bankruptcy, incapacity/infancy, statute of limitations, lender liability, accord and satisfaction, usury, forged signatures, mistake, impossibility, frustration of purpose, and unconscionability.

        14. COMMUNICATIONS ACT. Notwithstanding any other provision of this Guaranty, any action taken or proposed to be taken by Administrative Agent or any Lender under this Guaranty which would affect the operational, voting, or other control of Borrower or Guarantor, shall be pursuant to Section 310(d) of the Communications Act of 1934 (as amended), applicable state Law, and the applicable rules and regulations thereunder, and, if and to the extent required thereby, subject to the prior consent of the FCC or any applicable PUC.

        15. INSOLVENCY OF GUARANTOR. Should Guarantor become insolvent, or fail to pay Guarantor's debts generally as they become due, or voluntarily seek, consent to, or acquiesce in, the benefit or benefits of any Debtor Relief Law (other than as a creditor or claimant), or become a party to (or be made the subject of) any proceeding provided for by any Debtor Relief Law (other than as a creditor or claimant) that could suspend or otherwise adversely affect the Rights of Administrative Agent or any Lender granted hereunder, then, in any such event, the Guaranteed Debt shall be, as among Guarantor, Administrative Agent, and Lenders, a fully matured, due, and payable obligation of Guarantor to Administrative Agent and Lenders (without regard to whether Borrower is then in default under the Loan Documents or whether the Obligation, or any part thereof, is then due and owing by Borrower to any Lender), payable in full by Guarantor to Lenders upon demand, and the amount thereof so payable shall be the estimated amount owing in respect of the contingent claim created hereunder.

        16. LOAN DOCUMENT. This Guaranty is a Loan Document and is subject to the applicable provisions of SECTIONS 1 and 13 of the Credit Agreement, including, without limitation, the provisions relating to GOVERNING LAW, JURISDICTION, VENUE, SERVICE OF PROCESS, AND WAIVER OF JURY TRIAL, all of which are incorporated into this Guaranty by reference the same as if set forth in this Guaranty verbatim.

        17. NOTICES. For purposes of SECTION 13.3 of the Credit Agreement, Guarantor's address and telecopy number are as set forth next to Guarantor's signature on the signature page hereof.

        18. AMENDMENTS, ETC. No amendment, waiver, or discharge to or under this Guaranty is valid unless it is in writing and is signed by the party against whom it is sought to be enforced and is otherwise in conformity with the requirements of SECTION 13.11 of the Credit Agreement.

        19. ADMINISTRATIVE AGENT AND LENDERS. Administrative Agent is Administrative Agent for each Lender under the Credit Agreement. All rights granted to Administrative Agent under or in connection with this Guaranty are for each Lender's ratable benefit. Administrative Agent may, without the joinder of any Lender, exercise any Rights in Administrative Agent's or Lenders' favor under or in connection with this Guaranty. Administrative Agent's and each Lender's Rights and obligations vis-a-vis each other may be subject to one or more separate agreements between those parties. However, Guarantor is not required to inquire about any such agreement or is subject to any terms of it unless Guarantor specifically joins it. Therefore, neither Guarantor nor its successors or assigns is entitled to any benefits or provisions of any such separate agreement or is entitled to rely upon or raise as a defense any party's failure or refusal to comply with the provisions of it.



DIGEX A&R GUARANTY                                                      GUARANTY

        20. PARTIES. This Guaranty benefits Administrative Agent, Lenders, and their respective successors and assigns and binds Guarantor and its successors and assigns. Upon appointment of any successor Administrative Agent under the Credit Agreement, all of the Rights of Administrative Agent under this Guaranty automatically vest in that new Administrative Agent as successor Administrative Agent on behalf of Lenders without any further act, deed, conveyance, or other formality other than that appointment. The Rights of Administrative Agent and Lenders under this Guaranty may be transferred with any assignment of the Guaranteed Debt. The Credit Agreement contains provisions governing assignments of the Guaranteed Debt and of Rights and obligations under this Guaranty.

        21. RESTATEMENT. The parties hereto agree that this Amended and Restated Guaranty is intended to, and hereby does, restate, renew, amend, modify, supercede, and replace the existing Guaranty in its entirety provided, however that the execution and delivery of this Guaranty and the other Loan Documents shall not in any circumstances be deemed to have terminated, extinguished, or discharged the obligations and expenses under the existing Guaranty other than as set forth herein.


                     REMAINDER OF PAGE INTENTIONALLY BLANK.
                          SIGNATURE PAGE(s) TO FOLLOW.




DIGEX A&R GUARANTY                                                      GUARANTY

        EXECUTED as of October 31, 2000.


                                       GUARANTOR:  DIGEX, INCORPORATED

Address:
               ---------------------

                                       By:       /s/ TIMOTHY M. ADAMS
                                              ---------------------------------
                                              Name:  Timothy M. Adams
                                                     --------------------------
Telephone:                                    Title: Chief Financial Officer
               ---------------------                 --------------------------
Facsimile:
               ---------------------







DIGEX A&R GUARANTY               GUARANTY SIGNATURE PAGE

                                                                   EXHIBIT 10.3

                   AMENDED AND RESTATED SECURITY AGREEMENT


         THIS AMENDED AND RESTATED SECURITY AGREEMENT (the "SECURITY AGREEMENT") is executed as of October 31, 2000, by the undersigned Debtor, whose address is One Digex Plaza, Beltsville, Maryland 20705 (whether doing business in its own name or in one or more of the tradenames listed on ANNEX A hereto, "DEBTOR"), and BANK OF AMERICA, N.A., a national banking association, (in its capacity as "Administrative Agent" for the Lenders (hereafter defined)), as "SECURED PARTY."

A. WHEREAS, Intermedia Communications Inc. ("BORROWER"), Bank of America, N.A., as Administrative Agent (including its permitted successors and assigns in such capacity, "ADMINISTRATIVE AGENT"), and Lenders now or hereafter party to the Credit Agreement (including their respective permitted successors and assigns, "LENDERS") have entered into a Revolving Credit Agreement, dated as of December 22, 1999 (as amended, modified, supplemented, or restated from time to time, the "CREDIT AGREEMENT"); and

B. WHEREAS, Debtor executed a Security Agreement in connection with the closing of the Credit Agreement which was integral to the transactions contemplated by the Loan Documents, and the execution and delivery thereof was a condition precedent to Lenders' continuing obligations to extend credit under the Loan Documents; and

C. WHEREAS, Debtor has requested that Lenders amend this Debtor's Security Agreement to limit the Obligation of Debtor and Secured Party has consented to such request.

         NOW THEREFORE, for valuable consideration, the receipt and adequacy of which are hereby acknowledged, Debtor and Secured Party hereby agree as follows:

         1. REFERENCE TO CREDIT AGREEMENT. The terms, conditions, and provisions of the Credit Agreement are incorporated herein by reference, the same as if set forth herein verbatim, which terms, conditions, and provisions shall continue to be in full force and effect hereunder so long as Lenders are obligated to lend under the Credit Agreement and thereafter until the Obligation is paid and performed in full.

         2. CERTAIN DEFINITIONS. Unless otherwise defined herein, or the context hereof otherwise requires, each term defined in either of the Credit Agreement or in the UCC is used in this Security Agreement with the same meaning; provided that (a) if the definition given to such term in the Credit Agreement conflicts with the definition given to such term in the UCC, the Credit Agreement definition shall control to the extent legally allowable; and
(b) if any definition given to such term in Chapter 9 of the UCC conflicts with the definition given to such term in any other chapter of the UCC, the Chapter 9 definition shall prevail. As used herein, the following terms have the meanings indicated:

                  COLLATERAL has the meaning set forth in PARAGRAPH 4 hereof.

                  DIGEX OBLIGATION means the Obligation (as defined below) to the extent of the greater of either (a) $90,000,000 less any amounts paid by any Subsidiary of Debtor under any Loan Document, or (b) the aggregate amount of all loans, advances, extensions of credit, or capital contributions from any Company to Debtor or any of Debtor's Subsidiaries on or after the date of this Security Agreement or any investments in Debtor or any of Debtor's Subsidiaries on or after the date of this Security Agreement by any Company, less (x) any repayment of any such loan, advance, extension of credit, or investment by Debtor or any of Debtor's Subsidiaries, (y) the amount of all dividends and distributions received by any Company by Debtor or any of Debtor's Subsidiaries, and (z) any amounts paid by any Subsidiary of Debtor under any Loan Document.

                  FCC LICENSES means all authorizations, licenses, and permits issued by the FCC to Debtor.

                  LENDER means, individually, or LENDERS means, collectively, on any date of determination, the Administrative Agent, the Sole Lead Arranger and Book Manager, the Syndication Agent, Documentation Agent, Arranging Agents, and the Lenders.

                  OBLIGATION means, collectively, (a) the "Obligation" as defined in the Credit Agreement, and (b) all indebtedness, liabilities, and obligations of Debtor arising under this Security Agreement; it being the intention and contemplation of Debtor and Secured Party that future advances will be made by Secured Party or one or more Lenders to Borrower for a variety of purposes, that Debtor may guarantee (or otherwise become directly or contingently obligated with respect to) the obligations of others to Secured Party or to one or more Lenders, that from time to time overdrafts of Borrower's accounts with Secured Party or with other Lenders may occur, and that Secured Party or one or more Lenders may from time to time acquire from others obligations of Borrower to such others, and that payment and repayment of all of the foregoing are intended to and shall be part of the Obligation secured hereby. The Obligation shall include, without limitation, future, as well as existing, advances, indebtedness, liabilities, and obligations owed by Debtor and Borrower to Secured Party or to any Lender arising under the Loan Documents or otherwise.

                  OBLIGOR means any Person obligated with respect to any of the Collateral, whether as an account debtor, obligor on an instrument, issuer of securities, or otherwise.

                  PARTNERSHIP means any partnership issuing a Partnership Interest except Financial Place Communications Company to the extent it is not a Subsidiary.

                  PLEDGED INTERESTS means, collectively, the Partnership Interests (whether or not a security), and any other Collateral constituting securities.

                  PUC CERTIFICATES means all authorizations, licenses, and permits issued by any state PUC to Debtor.

                  SECURITY INTEREST means the security interest granted and the pledge and assignment made under PARAGRAPH 3 hereof.

                  UCC means the Uniform Commercial Code as enacted in the State of New York or other applicable jurisdiction, as amended at the time in question.

         3. SECURITY INTEREST. In order to secure the full and complete payment and performance of the Digex Obligation when due, Debtor hereby grants to Secured Party a Security Interest in all of Debtor's rights, titles, and interests in and to the Collateral and pledges, collaterally transfers, and assigns the Collateral to Secured Party, all upon and subject to the terms and conditions of this Security Agreement. Such Security Interest is granted and pledge and assignment are made as security only and shall not subject Secured Party to, or transfer or in any way affect or modify, any obligation of Debtor with respect to any of the Collateral or any transaction involving or giving rise thereto. The grant contained herein is intended to confer upon Secured Party all rights that a secured creditor may obtain and that may be granted in the FCC Licenses or PUC Certificates under applicable Law as from time to time in effect. If the Law is subsequently changed or clarified, or if the FCC's or PUC's interpretation of existing Law is changed, to permit or further permit the granting of such security interests in licenses issued by the FCC or PUC, then Debtor's FCC Licenses and PUC Certificates, whether now held or hereinafter acquired, shall automatically become subject to the Secured

Party's Security Interest to the maximum extent permitted by the Law as then in effect. If the grant, pledge, or collateral transfer or assignment of any specific item of the Collateral is expressly prohibited by any contract, then the Security Interest created hereby nonetheless remains effective to the extent allowed by UCC Section 9-318 or other applicable Law, but is otherwise limited by that prohibition. Notwithstanding anything to the contrary herein or in any other Loan Document, the liability of Debtor to the Administrative Agent and Lenders under any Loan Documents shall not exceed the Digex Obligation.

         4. COLLATERAL. As used herein, the term "COLLATERAL" means the following items and types of property now owned or in the future acquired by such Debtor:

                  (a) All present and future accounts, contract rights, general intangibles, chattel paper, documents, instruments, inventory, investment property, equipment, fixtures, other goods, minerals, and money, wherever located, now owned or hereafter acquired by Debtor, and any and all present and future Tax refunds of any kind whatsoever to which Debtor is now or shall hereafter become entitled.

                  (b) All rights, titles, and interests of Debtor in and to all promissory notes and other instruments payable to such Debtor, now or hereafter existing, including, without limitation, any inter-company notes listed on ANNEX B (collectively, the "COLLATERAL NOTES"), all rights, titles, interests, and Liens Debtor may have, be, or become entitled to under all present and future security agreements, pledge agreements, deeds of trust, mortgages, guarantees, or other documents assuring or securing payment of the Collateral Notes (the "COLLATERAL NOTE SECURITY") in, to, and under all other loan and collateral documents relating to such instruments.

                  (c) All present and future rights, titles, interests, and Liens (but none of the obligations) now owned or hereafter acquired by Debtor in any partnership or joint venture (except Financial Place Communications Company to the extent it is not a Subsidiary), including, without limitation, the partnerships listed on ANNEX B hereof (collectively, the "PARTNERSHIP INTERESTS").

                  (d) All present and future rights, titles, interests, and Liens (but none of the obligations) now owned or hereafter acquired by Debtor, as lessee or landlord, in and to each lease covering real property or any interest therein, and equipment or other personal property or any interest therein (each such lease herein called an "ASSIGNED LEASE").

                  (e) All present and future rights, awards, and judgments to which Debtor is entitled under any Litigation (whether arising in equity, contract, or tort) now existing or hereafter arising.

                  (f) All present and future rights (including, without limitation, the right to sue for past, present, or future infringements), titles, and interests of Debtor in and to all trademark applications, trademarks, corporate names, company names, tradenames, business names, fictitious business names, tradestyles, service marks, logos, other source of business identifiers, copyrights, designs, rights or licenses to use any trademarks, and all registrations and recordings thereof, including, without limitation, such Debtor's trademarks listed on ANNEX B hereto (collectively, the "TRADEMARKS"), and the goodwill of each business to which each Trademark relates.

                  (g) All present and future rights (including, without limitation, the right to sue for past, present, and future infringements), titles, and interests of Debtor in and to all patents, patent applications, utility models, industrial models, designs, and any other forms of industrial intellectual property, including all grants, applications, reissues, continuations, and divisions with respect thereto and any rights to use, manufacture, or sell any patent, including, without limitation, the patents listed on ANNEX B hereto (collectively, the "PATENTS").

                  (h) All Authorizations, licenses, and permits issued by the FCC or any PUC, to the extent that the grant of a security interest in any such license or permit does not result in the forfeiture of, or default under, any such license or permit, and the right of Debtor to apply to the FCC or PUC for approval of transfers of licenses issued by the FCC or PUC.

                  (i) All proceeds of any sale or other disposition of any Authorization, license, or permit issued by the FCC or any PUC, whether or not any such license or permit may lawfully be included as Collateral and whether or not the grant of a security interest in any such Authorization, license, or permit is otherwise prohibited.

                  (j) All present and future increases, profits, combinations, reclassifications, improvements, and products of, accessions, attachments, and other additions to, tools, parts, and equipment used in connection with, and substitutes and replacements for, all or part of the Collateral heretofore described.

                  (k) All present and future accounts, contract rights, general intangibles, chattel paper, documents, instruments, cash and noncash proceeds, and other rights arising from or by virtue of, or from the voluntary or involuntary sale or other disposition of, or collections with respect to, or insurance proceeds payable with respect to, or proceeds payable by virtue of warranty or other claims against the manufacturer of, or claims against any other Person with respect to, all or any part of the Collateral heretofore described in this clause or otherwise.

                  (l) All present and future security for the payment to any Company of any of the Collateral heretofore described and goods which gave or will give rise to any of such Collateral or are evidenced, identified, or represented therein or thereby.

The description of the Collateral contained in this PARAGRAPH 4 shall not be deemed to permit any action prohibited by this Security Agreement or by the terms incorporated in this Security Agreement. Furthermore, notwithstanding any contrary provision, Debtor agrees that, if, but for the application of this paragraph, granting a Security Interest in the Collateral would constitute a fraudulent conveyance under 11 U.S.C. Section 548 or a fraudulent conveyance or transfer under any state fraudulent conveyance, fraudulent transfer, or similar Law in effect from time to time (each a "FRAUDULENT CONVEYANCE"), then the Security Interest remains enforceable to the maximum extent possible without causing such Security Interest to be a fraudulent conveyance, and this Security Agreement is automatically amended to carry out the intent of this paragraph.

         5. REPRESENTATIONS AND WARRANTIES. Debtor represents and warrants to Secured Party that:

                  (a) Credit Agreement. Certain representations and warranties in the Credit Agreement are applicable to it or its assets or operations, and each such representation and warranty is true and correct.

                  (b) Binding Obligation. This Security Agreement creates a legal, valid, and binding Lien in and to the Collateral in favor of Secured Party and enforceable against Debtor. For Collateral in which the Security Interest may be perfected by the filing of Financing Statements, once those Financing Statements have been properly filed in the jurisdictions described on ANNEX A hereto, the Security Interest in that Collateral will be fully perfected. Once perfected and, in the case of investment property or instruments, upon possession or "control" (within the meaning of Sections 8-

         106 and 9-115 of the UCC) by Secured Party, the Security Interest will constitute a first-priority Lien on the Collateral, subject only to Permitted Liens. The creation of the Security Interest does not require the consent of any Person that has not been obtained.

                  (c) Location. Debtor's place of business and chief executive office is where Debtor is entitled to receive notices hereunder; the present and foreseeable location of Debtor's books and records concerning any of the Collateral that is accounts is as set forth on ANNEX A hereto, and the location of all other Collateral, including, without limitation, Debtor's inventory and equipment, is as set forth on ANNEX A hereto (but the failure of such description to be accurate or complete shall not impair the Security Interest in such Collateral); and, except as noted on ANNEX A hereto, all such books, records, and Collateral are in Debtor's possession.

                  (d) Partnerships and Partnership Interests. Each Partnership issuing a Partnership Interest is duly organized, currently existing, and in good standing under all applicable Laws; there have been no amendments, modifications, or supplements to any agreement or certificate creating any Partnership or any material contract relating to the Partnerships, of which Secured Party has not been advised in writing; no default or potential default has occurred under the terms of any material contract relating to any Partnership; and no approval or consent of the partners of any Partnership is required as a condition to the validity and enforceability of the Security Interest created hereby or the consummation of the transactions contemplated hereby which has not been duly obtained by Debtor. Debtor has good title to the Partnership Interests free and clear of all liens and encumbrances (except for the Security Interest granted hereby). The Partnership Interests are validly issued, fully paid, and nonassessable and are not subject to statutory, contractual, or other restrictions governing their transfer, ownership, or control, except as set forth in applicable securities Laws.

                  (e) Governmental Authority. No authorization, approval, or other action by, and no notice to or filing with, any Governmental Authority is required either (i) for the execution, delivery, or performance of this Security Agreement by Debtor, or (ii) for the exercise by Secured Party of the voting or other rights provided for in this Security Agreement or the remedies in respect of the Collateral pursuant to this Security Agreement (except as may be required in connection with the transfer of control of FCC Licenses and PUC Certificates).

                  (f) Accounts. Except as the same may be incurred in the ordinary course of business, all Collateral that is accounts, contract rights, chattel paper, instruments, or general intangibles is free from any claim for credit, deduction, or allowance of an Obligor and free from any defense, dispute, setoff, or counterclaim, and there is no extension or indulgence with respect thereto.

                  (g) Instruments, Chattel Paper, Collateral Notes, and Collateral Note Security. All instruments and chattel paper, including, without limitation, the Collateral Notes, have been delivered to Secured Party, together with corresponding endorsements duly executed by Debtor in favor of Secured Party, and such endorsements have been duly and validly executed and are binding and enforceable against Debtor in accordance with their terms. Each Collateral Note and the documents evidencing the Collateral Note Security are in full force and effect; there have been no renewals or extensions of, or amendments, modifications, or supplements to, any thereof about which the Secured Party has not been advised in writing; and no default or potential default has occurred and is continuing under any such Collateral Note or documents evidencing the Collateral Note Security, except as disclosed on ANNEX C hereto and except those which could not be or result in a Material Adverse Event.

                  (h) Assigned Leases. All Collateral that is an Assigned Lease is in full force and effect; Debtor is in possession of the property covered by each such Assigned Lease; and no default or potential default exists under any such Assigned Lease except those which could not be or result in a Material Adverse Event.

                  (i) Maintenance of Collateral. All tangible Collateral is in good repair and condition, ordinary wear and tear excepted.

                  (j) Liens. Debtor owns all presently existing Collateral, and will acquire all hereafter-acquired Collateral, free and clear of all Liens, except Permitted Liens.

The foregoing representations and warranties will be true and correct in all respects with respect to any additional Collateral or additional specific descriptions of certain Collateral delivered to Secured Party in the future by Debtor.

         The failure of any of these representations or warranties to be accurate and complete does not impair the Security Interest in any Collateral.

         6. COVENANTS. So long as Lenders are committed to extend credit under the Credit Agreement and until the Obligation is paid and performed in full, Debtor covenants and agrees with Secured Party that Debtor will:

                  (a) Credit Agreement. (i) Comply with, perform, and be bound by all covenants and agreements in the Credit Agreement that are applicable to it, its assets, or its operations, each of which is hereby ratified and confirmed (INCLUDING, WITHOUT LIMITATION, THE INDEMNIFICATION AND RELATED PROVISIONS IN SECTION 11.12 OF THE CREDIT AGREEMENT); AND (II) CONSENT TO AND APPROVE THE VENUE, SERVICE OF PROCESS, AND WAIVER OF JURY TRIAL PROVISIONS OF SECTION 13.10 OF THE CREDIT AGREEMENT.

                  (b) Record of Collateral. Maintain, at the place where Debtor is entitled to receive notices under the Loan Documents, a current record of where all Collateral is located, permit representatives of Secured Party at any time during normal business hours to inspect and make abstracts from such records, and furnish to Secured Party, at such intervals as Secured Party may request, such documents, lists, descriptions, certificates, and other information as may be necessary or proper to keep Secured Party informed with respect to the identity, location, status, condition, and value of the Collateral.

                  (c) Perform Obligations. Fully perform all of Debtor's duties under and in connection with each transaction to which the Collateral, or any part thereof, relates, so that the amounts thereof shall actually become payable in their entirety to Secured Party.

                  (d) Notices. (i) Promptly notify Secured Party of (A) any material change in any fact or circumstances represented or warranted by Debtor with respect to any of the Collateral or Obligation, and (B) any material claim, action, or proceeding affecting title to all or any of the Collateral or the Security Interest and, at the request of Secured Party, appear in and defend, at Debtor's expense, any such action or proceeding; and (ii) give Secured Party thirty (30) days written notice before any proposed (A) relocation of its principal place of business or chief executive office, (B) change of its name, identity, or corporate structure, (C) relocation of the place where its books and records concerning its accounts are kept, and (D) relocation of any Collateral (other than delivery of inventory in the ordinary course of business to third party contractors for processing and sales of inventory in the ordinary course of business or as permitted by the Credit Agreement) to a location not described on the attached ANNEX A. Prior to making any of the changes contemplated in clause (ii) preceding, Secured Party shall execute and deliver all such additional documents and perform all additional acts as Secured Party, in its sole discretion, may request in order to continue or maintain the existence and priority of the Security Interests in all of the Collateral.

                  (e) Collateral in Trust. Hold in trust (and not commingle with other assets of Debtor) for Secured Party all Collateral that is chattel paper, instruments, Collateral Notes, or documents at any time received by Debtor, and promptly deliver same to Secured Party, unless Secured Party at its option (which may be evidenced only by a writing signed by Secured Party stating that Secured Party elects to permit Debtor to so retain) permits Debtor to retain the same, but any chattel paper, instruments, Collateral Notes, or documents so retained shall be marked to state that they are assigned to Secured Party; each such instrument shall be endorsed to the order of Secured Party (but the failure of same to be so marked or endorsed shall not impair the Security Interest thereon).

                  (f) Further Assurances. At Debtor's expense and Secured Party's request, before or after a Default or Potential Default, (i) file or cause to be filed such applications and take such other actions as Secured Party may request to obtain the consent or approval of any Governmental Authority to Secured Party's rights hereunder, including, without limitation, the right to sell all the Collateral upon a Default or Potential Default without additional consent or approval from such Governmental Authority (and, because Debtor agrees that Secured Party's remedies at Law for failure of Debtor to comply with this provision would be inadequate and that such failure would not be adequately compensable in damages, Debtor agrees that its covenants in this provision may be specifically enforced); (ii) from time to time promptly execute and deliver to Secured Party all such other assignments, certificates, supplemental documents, and financing statements, and do all other acts or things as Secured Party may reasonably request in order to more fully create, evidence, perfect, continue, and preserve the priority of the Security Interest; and (iii) pay all filing fees in connection with any financing, continuation, or termination statement or other instrument with respect to the Security Interests, including, without limitation, any filing fee required in connection with any procedure hereafter developed for the recordation or registration of liens or security interests in FCC Licenses or PUC Certificates.

                  (g) Estoppel and Other Agreements and Matters. Either (upon request of Secured Party in its sole judgment without requiring approval of any other Lender) (i) use commercially reasonable efforts to cause the landlord or lessor for each location where any of its inventory or equipment is maintained to execute and deliver to Secured Party an estoppel and subordination agreement in such form as may be reasonably acceptable to Secured Party and its counsel, or
         (ii) deliver to Secured Party a legal opinion or other evidence (in each case that is reasonably satisfactory to Secured Party and its counsel) that neither the applicable lease nor the Laws of the jurisdiction in which that location is situated provide for contractual, common law, or statutory landlord's Liens that is senior to or pari passu with the Security Interest.

                  (h) Impairment of Collateral. Not use any of the Collateral, or permit the same to be used, for any unlawful purpose, in any manner that is reasonably likely to adversely impair the value or usefulness of the Collateral, or in any manner inconsistent with the provisions or requirements of any policy of insurance thereon nor affix or install any accessories, equipment, or device on the Collateral or on any component thereof if such addition will impair the original intended function or use of the Collateral or such component.

                  (i) Modifications to Agreements. Not modify or substitute, or permit the modification or substitution of, any Collateral Note or any document evidencing the Collateral Note Security or contract to which any of the Collateral which is accounts relates, nor extend or grant indulgences regarding any account which is Collateral, other than such modifications or indulgences as are reasonable and customary in the industry in which Debtor is engaged.

                  (j) Partnerships and Partnership Interests. (i) Promptly perform, observe, and otherwise comply with each and every material covenant, agreement, requirement, and condition set forth in the contracts and agreements creating or relating to any Partnership;
         (ii) do or cause to be done all things necessary or appropriate to keep the Partnerships in full force and effect and the rights of Debtor and Secured Party thereunder unimpaired; (iii) not consent to any Partnership selling, leasing, or disposing of substantially all of its assets in a single transaction or a series of transactions, except to Debtor or any other Subsidiary or to Borrower; (iv) notify Secured Party of the occurrence of any default under any material contract or agreement creating or relating to the Partnerships; and not consent to the amendment, modification, surrender, impairment, forfeiture, cancellation, dissolution, or termination of any Partnership, or material agreement relating thereto; (v) not transfer, sell, or assign any of the Partnership Interests or any part thereof, except to Debtor or any other Subsidiary or to Borrower; (vi) cause each Partnership to refrain from granting any partnership interests in addition to or in substitution for the Partnership Interests granted by the Partnerships, except to Debtor;
         (vii) pledge hereunder, immediately upon Debtor's acquisition (directly or indirectly) thereof, any and all additional Partnership Interests of any Partnership granted to Debtor; and (viii) take any action necessary, required, or requested by Secured Party to allow Secured Party to fully enforce its Security Interest in the Partnership Interests, including, without limitation, the filing of any claims with any court, liquidator, trustee, custodian, receiver, or other like person or party.

         7. DEFAULT; REMEDIES. If a Default or a Potential Default exists, Secured Party may, at its election (but subject to the terms and conditions of the Credit Agreement), exercise any and all rights available to a secured party under the UCC, in addition to any and all other rights afforded by the Loan Documents, at Law, in equity, or otherwise, including, without limitation, (a) requiring Debtor to assemble all or part of the Collateral and make it available to Secured Party at a place to be designated by Secured Party which is reasonably convenient to Debtor and Secured Party,
(b) surrendering any policies of insurance on all or part of the Collateral and receiving and applying the unearned premiums as a credit on the Digex Obligation, and (c) applying by appropriate judicial proceedings for appointment of a receiver for all or part of the Collateral (and Debtor hereby consents to any such appointment), and (d) applying to the Digex Obligation any cash held by Secured Party under this Security Agreement, including, without limitation, any cash in the Cash Collateral Account. Notwithstanding the foregoing, Secured Party will not exercise any remedies against the assets of Debtor unless it has given at least ten days written notification to Debtor and to the FCC, to the extent such notice is required under 47 C.F.R. 22.937(f).

                  (a) Notice. Reasonable notification of the time and place of any public sale of the Collateral, or reasonable notification of the time after which any private sale or other intended disposition of the Collateral is to be made, shall be sent to Debtor and to any other Person entitled to notice under the UCC; provided, that if any of the Collateral threatens to decline speedily in value or is of the type customarily sold on a recognized market, Secured Party may sell or otherwise dispose of the Collateral without notification, advertisement, or other notice of any kind. It is agreed that notice sent or given not less than ten (10) Business Days prior to the taking of the action to which the notice relates is reasonable notification and notice for the purposes of this subparagraph.

                  (b) Application of Proceeds. Secured Party shall apply the proceeds of any sale or other disposition of the Collateral under this PARAGRAPH 7 in the following order: first, to the payment of all expenses incurred in retaking, holding, and preparing any of the Collateral for sale(s) or other disposition, in arranging for such sale(s) or other disposition, and in actually selling or disposing of the same (all of which are part of the Obligation); and second, toward repayment of amounts expended by Secured Party under PARAGRAPH 8. Any surplus remaining shall be delivered to Debtor or as a court of competent jurisdiction may direct. If the proceeds are insufficient to pay the Digex Obligation in full, Debtor shall remain liable for any deficiency.

         8.       OTHER RIGHTS OF SECURED PARTY.

                  (a) Performance. If Debtor fails to keep the Collateral in good repair, working order, and condition, as required in this Security Agreement, or fails to pay when due all Taxes on any of the Collateral in the manner required by the Loan Documents, or fails to preserve the priority of the Security Interest in any of the Collateral, or fails to keep the Collateral insured as required by this Security Agreement, or otherwise fails to perform any of its obligations under the Loan Documents with respect to the Collateral, then Secured Party may, at its option, but without being required to do so, make such repairs, pay such Taxes, prosecute or defend any suits in relation to the Collateral, or insure and keep insured the Collateral in any amount deemed appropriate by Secured Party, or take all other action which Debtor is required, but has failed or refused, to take under the Loan Documents. Any sum which may be expended or paid by Secured Party under this subparagraph (including, without limitation, court costs and attorneys' fees) shall bear interest from the dates of expenditure or payment at the Default Rate until paid and, together with such interest, shall be payable by Debtor to Secured Party upon demand and shall be part of the Obligation.

                  (b) Collection. If a Default or Potential Default exists and upon notice from Secured Party, each Obligor with respect to any payments on any of the Collateral (including, without limitation, dividends and other distributions with respect to securities, payments on Collateral Notes, or insurance proceeds payable by reason of loss or damage to any of the Collateral) is hereby authorized and directed by Debtor to make payment directly to Secured Party, regardless of whether Debtor was previously making collections thereon. Subject to PARAGRAPH 8(e) hereof, until such notice is given, Debtor is authorized to retain and expend all payments made on Collateral. If a Default or Potential Default exists, Secured Party shall have the right in its own name or in the name of Debtor to compromise or extend time of payment with respect to all or any portion of the Collateral for such amounts and upon such terms as Secured Party may determine; to demand, collect, receive, receipt for, sue for, compound, and give acquittances for any and all amounts due or to become due with respect to Collateral; to take control of cash and other proceeds of any Collateral; to endorse the name of Debtor on any notes, acceptances, checks, drafts, money orders, or other evidences of payment on Collateral that may come into the possession of Secured Party; to sign the name of Debtor on any invoice or bill of lading relating to any Collateral, on any drafts against Obligors or other Persons making payment with respect to Collateral, on assignments and verifications of accounts or other Collateral and on notices to Obligors making payment with respect to Collateral; to send requests for verification of obligations to any Obligor; and to do all other acts and things necessary to carry out the intent of this Security Agreement. If a Default or Potential Default exists and any Obligor fails or refuses to make payment on any Collateral when due, Secured Party is authorized, in its sole discretion, either in its own name or in the name of Debtor, to take such action as Secured Party shall deem appropriate for the collection of any amounts owed with respect to Collateral or upon which a delinquency exists. Regardless of any other provision hereof, however, Secured Party shall never be liable for its failure to collect, or for its failure to exercise diligence in the collection of, any amounts owed with respect to Collateral, nor shall it be under any duty whatsoever to anyone except Debtor to account for funds that it shall actually receive hereunder. Without limiting the generality of the foregoing, Secured Party shall have no responsibility for ascertaining any maturities, calls, conversions, exchanges, offers, tenders, or similar matters relating to any Collateral, or for informing

         Debtor with respect to any of such matters (irrespective of whether Secured Party actually has, or may be deemed to have, knowledge thereof). The receipt of Secured Party to any Obligor shall be a full and complete release, discharge, and acquittance to such Obligor, to the extent of any amount so paid to Secured Party.

                  (c) Use and Operation of Collateral. Should any Collateral come into the possession of Secured Party, Secured Party may use or operate such Collateral for the purpose of preserving it or its value pursuant to the order of a court of appropriate jurisdiction or in accordance with any other rights held by Secured Party in respect of such Collateral. Debtor covenants to promptly reimburse and pay to Secured Party, at Secured Party's request, the amount of all reasonable expenses (including, without limitation, the cost of any insurance and payment of Taxes or other charges) incurred by Secured Party in connection with its custody and preservation of Collateral, and all such expenses, costs, Taxes, and other charges shall bear interest at the Default Rate until repaid and, together with such interest, shall be payable by Debtor to Secured Party upon demand and shall become part of the Obligation. However, the risk of accidental loss or damage to, or diminution in value of, Collateral is on Debtor, and Secured Party shall have no liability whatever for failure to obtain or maintain insurance, nor to determine whether any insurance ever in force is adequate as to amount or as to the risks insured. With respect to Collateral that is in the possession of Secured Party, Secured Party shall have no duty to fix or preserve rights against prior parties to such Collateral and shall never be liable for any failure to use diligence to collect any amount payable in respect of such Collateral, but shall be liable only to account to Debtor for what it may actually collect or receive thereon. The provisions of this subparagraph are applicable whether or not a Default exists.

                  (d) Power of Attorney. Debtor hereby irrevocably constitutes and appoints Secured Party as Debtor's attorney-in-fact, with full irrevocable power and authority in the place and stead of Debtor and in the name of Debtor, Secured Party, Lenders, or otherwise, from time to time in Secured Party's discretion, for the sole purpose of carrying out the terms of this Security Agreement and, to the extent permitted by applicable Law, to take any action and to execute any document and instrument which Secured Party may deem necessary or advisable to accomplish the following when a Default exists:

                           (x) to receive, endorse, and collect any drafts or other instruments or documents in connection with CLAUSE (b) above and this CLAUSE (d);

                           (y) to use the Patents and Trademarks or to grant or issue any exclusive or non-exclusive license under the Patents and Trademarks to anyone else, and to perform any act necessary for the Secured Party to assign, pledge, convey, or otherwise transfer title in or dispose of the Patents and Trademarks to any other Person; and

                           (z)      to execute on behalf of Debtor any
                  continuation statement with respect to the Security Interests created hereby, and to do any and all acts and things to protect and preserve the Collateral, including, without limitation, the protection and prosecution of all rights included in the Collateral.

                  (e) Purchase Money Collateral. To the extent that Secured Party or any Lender has advanced or will advance funds to or for the account of Debtor to enable Debtor to purchase or otherwise acquire rights in Collateral, Secured Party or such Lender, at its option, may pay such funds (i) directly to the Person from whom Debtor will make such purchase or acquire such rights, or (ii) to Debtor, in which case Debtor covenants to promptly pay the same to such Person, and forthwith furnish to Secured Party evidence satisfactory to Secured Party that such payment has been made from the funds so provided.

                  (f) Subrogation. If any of the Obligation is given in renewal or extension or applied toward the payment of indebtedness secured by any Lien, Secured Party shall be, and is hereby, subrogated to all of the rights, titles, interests, and Liens securing the indebtedness so renewed, extended, or paid.

                  (g) Indemnification. Debtor hereby assumes all liability for the Collateral, for the Security Interest, and for any use, possession, maintenance, and management of, all or any of the Collateral, including, without limitation, any Taxes arising as a result of, or in connection with, the transactions contemplated herein, and agrees to assume liability for, and to indemnify and hold Secured Party and each Lender harmless from and against, any and all claims, causes of action, or liability, for injuries to or deaths of Persons and damage to property, howsoever arising from or incident to such use, possession, maintenance, and management, whether such Persons be agents or employees of Debtor or of third parties, or such damage be to property of Debtor or of others. Debtor agrees to indemnify, save, and hold Secured Party and each Lender harmless from and against, and covenants to defend Secured Party and each Lender against, any and all losses, damages, claims, costs, penalties, liabilities, and expenses (collectively, "CLAIMS"), including, without limitation, court costs and attorneys' fees, AND ANY OF THE FOREGOING ARISING FROM THE NEGLIGENCE OF SECURED PARTY OR ANY LENDER, OR ANY OF THEIR RESPECTIVE OFFICERS, EMPLOYEES, AGENTS, ADVISORS, EMPLOYEES, OR REPRESENTATIVES, howsoever arising or incurred because of, incident to, or with respect to Collateral or any use, possession, maintenance, or management thereof; provided, however, that the indemnity set forth in this PARAGRAPH 8(g) will not apply to Claims caused by the gross negligence or willful misconduct of Secured Party or any Lender.

         9.       ACKNOWLEDGMENT OF REGULATORY CONSIDERATIONS

                  (a) No Prohibited Transfers. It is hereby acknowledged that assignment or transfer of control of the FCC Licenses without the prior approval of the FCC may constitute a prohibited transfer in violation of FCC rules and regulations. Similarly, assignments or transfer of control over certifications or authorizations issued by state PUC's ("PUC CERTIFICATES") may require approval or notification, as may certain other transactions. Secured Party agrees that exercise of its rights hereunder, including, but not limited to, assignment or transfer of FCC Licenses or PUC Certificates upon the occurrence of a Default or Potential Default, shall be effected only after obtaining any necessary approvals for such exercise.

                  (b) Actions by Debtor. If counsel to Secured Party reasonably determines that the consent of the FCC or a state PUC is required in connection with any of the actions which may be taken by Secured Party on behalf of the Lenders in the exercise of their rights hereunder or under the Loan Documents, then Debtor, at its sole cost and expense, agrees to use its best efforts to secure such consent and to cooperate with Secured Party and Lenders in any actions commenced by Secured Party to secure such consent. In such case Debtor shall retain control of its respective FCC Licenses and PUC Certificates until the FCC and each such state PUC's shall have granted their consent to the transfer of the FCC Licenses and related permits and the PUC Certificates. Upon the occurrence and during the continuation of a Default or Potential Default, Debtor shall promptly execute or cause the execution of all applications, certificates, instruments, and other documents and papers that the Secured Party may be required to file in order to obtain any necessary governmental consent, approval, or authorization, and if Debtor fails or refuses to execute such documents, then, on the order of any court of competent jurisdiction, the Clerk of the Court with jurisdiction may execute such documents on behalf of Debtor. In addition, Debtor shall execute such applications and other documents and will take such other action as may be required in order for Secured Party to obtain from the FCC consent to operate the system, through a receiver or otherwise, during the time the Secured Party seeks to obtain a purchaser for the System and to submit any sale of the System to the FCC or state PUC's for approval. Debtor recognizes that FCC Licenses, PUC Certificates, franchises, and other similar agreements or authorizations are unique assets which (or the control of which) may have to be transferred in order for the Lenders adequately to realize the value of their Security Interests. Debtor further recognizes that a violation of this covenant would result in irreparable harm to Lenders for which monetary damages are not readily ascertainable and which might not fully compensate such Lenders. Therefore, in addition to any other remedy which may be available to the Lenders, at Law or in equity, Secured Party on behalf of Lenders shall have the remedy of specific performance of the provisions of this subsection.

                  (c) FCC/PUC Approval. Notwithstanding anything to the contrary contained in the Security Agreement, Secured Party will not take any action pursuant to this Security Agreement or any of the documents executed pursuant hereto which, either because it would constitute an assignment or transfer of control of an FCC License or PUC Certificate or otherwise, would require under then-existing Law (including the written rules and regulations promulgated by the FCC or such other regulatory authority with jurisdiction) the prior approval of the FCC or such other regulatory authority with jurisdiction, without first obtaining such approval. Debtor agrees to take or cause to be taken, any action which Secured Party may reasonably request in order to obtain and enjoy the full rights and benefits granted to Secured Party by this Security Agreement and any other instruments or agreements executed pursuant hereto, including, without limitation, at Debtor's cost and expense, the exercise of its best efforts to cooperate in obtaining FCC and any necessary PUC approval of any action or transaction contemplated by this Security Agreement or any other instrument or agreement executed pursuant hereto which is then required by Law.

                  (d) Subsequent Actions by Debtor. Debtor agrees that if, for any reason, the FCC, state PUC or any such other regulatory authority with jurisdiction does not approve within a reasonable period of time the initial application for approval of the assignment or transfer of control of the FCC Licenses or a PUC Certificate, then PARAGRAPHS 9(b) and (c) above hereof shall be applicable to any subsequent application for assignment or transfer of the FCC Licenses or PUC Certificate pursuant to action taken by Secured Party in the exercise of its rights hereunder or under the Loan Documents. With respect to each subsequent proposed purchaser(s), Debtor agrees to execute all such applications and other documents and take all such other action as may be reasonably requested by Secured Party at any time and from time to time in order to obtain the approval by the FCC or any other regulatory authorities. Exercise by Secured Party of the right to such cooperation shall not be exhausted by the initial or any subsequent exercise thereof.

         10.      MISCELLANEOUS.

                  (a) Continuing Security Interest. This Security Agreement creates a continuing security interest in the Collateral and shall (i) remain in full force and effect until the termination of the obligations of the Lenders to fund Borrowings under the Credit Agreement, the payment in full of the Obligation, and the expiration of all Financial Hedges or until payment in full of the Digex Obligation; (ii) be binding upon Debtor, its successors, and assigns; and (iii) inure to the benefit of and be enforceable by the Secured Party, Lenders, and their respective successors, transferees, and assigns. Without limiting the generality of the foregoing CLAUSE
         (iii), the Secured Party and Lenders may assign or otherwise transfer any of their respective rights under this agreement to any other Person in accordance with the terms and provisions of SECTION 13.13 of the Credit Agreement, and to the extent of such assignment or transfer such Person shall thereupon become vested with all the rights and benefits in respect thereof granted herein or otherwise to the Secured Party or the Lenders, as the case may be. Upon payment in full of the Obligation, the termination of the commitment of Lenders to extend credit, and the expiration of all Financial Hedges or upon payment in full of the Digex Obligation, Debtor shall be entitled to the return, upon its request and at its expense, of such of the Collateral as shall not have been sold or otherwise applied pursuant to the terms hereof.

                  (b) Reference to Miscellaneous Provisions. This Security Agreement is one of the "Loan Documents" referred to in the Credit Agreement, and all provisions relating to Loan Documents set forth in SECTION 13 of the Credit Agreement, other than the provisions set forth in SECTION 13.7, are incorporated herein by reference, the same as if set forth herein verbatim.

                  (c) Term. Upon full and final payment and performance of the Obligation or the Digex Obligation, this agreement shall thereafter terminate upon receipt by Secured Party of Debtor's written notice of such termination; provided that no Obligor, if any, on any of the Collateral shall ever be obligated to make inquiry as to the termination of this agreement, but shall be fully protected in making payment directly to Secured Party until actual notice of such total payment of the Obligation is received by such Obligor.

                  (d) Actions Not Releases. The Security Interest and Debtor's obligations and Secured Party's rights hereunder shall not be released, diminished, impaired, or adversely affected by the occurrence of any one or more of the following events: (i) the taking or accepting of any other security or assurance for any or all of the Obligation; (ii) any release, surrender, exchange, subordination, or loss of any security or assurance at any time existing in connection with any or all of the Obligation; (iii) the modification of, amendment to, or waiver of compliance with any terms of any of the other Loan Documents without the notification or consent of Debtor, except as required therein (the right to such notification or consent being herein specifically waived by Debtor); (iv) the insolvency, bankruptcy, or lack of corporate or trust power of any party at any time liable for the payment of any or all of the Obligation, whether now existing or hereafter occurring; (v) any renewal, extension, or rearrangement of the payment of any or all of the Obligation, either with or without notice to or consent of Debtor, or any adjustment, indulgence, forbearance, or compromise that may be granted or given by Secured Party or any Lender to Debtor; (vi) any neglect, delay, omission, failure, or refusal of Secured Party or any Lender to take or prosecute any action in connection with any other agreement, document, guaranty, or instrument evidencing, securing, or assuring the payment of all or any of the Obligation; (vii) any failure of Secured Party or any Lender to notify Debtor of any renewal, extension, or assignment of the Obligation or any part thereof, or the release of any security, or of any other action taken or refrained from being taken by Secured Party or any Lender against Debtor or any new agreement between or among Secured Party or one or more Lenders and Debtor, it being understood that neither Secured Party nor any Lender shall be required to give Debtor any notice of any kind under any circumstances whatsoever with respect to or in connection with the Obligation, including, without limitation, notice of acceptance of this Security Agreement or any Collateral ever delivered to or for the account of Secured Party hereunder; (viii) the illegality, invalidity, or unenforceability of all or any part of the Obligation against any party obligated with respect thereto by reason of the fact that the Obligation, or the interest paid or payable with respect thereto, exceeds the amount permitted by Law, the act of creating the Obligation, or any part thereof, is ultra vires, or the officers, partners, or trustees creating same acted in excess of their authority, or for any other reason; or (ix) if any payment by any party obligated with respect thereto is held to constitute a preference under applicable Laws or for any other reason Secured Party or any Lender is required to refund such payment or pay the amount thereof to someone else.

                  (e) Waivers. Except to the extent expressly otherwise provided herein or in other Loan Documents and to the fullest extent permitted by applicable Law, Debtor waives (i) any right to require Secured Party or any Lender to proceed against any other Person, to exhaust its rights in Collateral, or to pursue any other right which Secured Party or any Lender may have; (ii) with respect to the Obligation, presentment and demand for payment, protest, notice of protest and nonpayment, and notice of the intention to accelerate; and (iii) all rights of marshaling in respect of any and all of the Collateral.

                  (f) Financing Statement. Secured Party shall be entitled at any time to file this agreement or a carbon, photographic, or other reproduction of this agreement, as a financing statement, but the failure of Secured Party to do so shall not impair the validity or enforceability of this agreement.

                  (g) Amendments. This instrument may be amended only by an instrument in writing executed jointly by Debtor and Secured Party, and supplemented only by documents delivered or to be delivered in accordance with the express terms hereof.

                  (h) Multiple Counterparts. This Security Agreement has been executed in a number of identical counterparts, each of which shall be deemed an original for all purposes and all of which constitute, collectively, one agreement; but, in making proof of this Security Agreement, it shall not be necessary to produce or account for more than one such counterpart.

                  (i) Parties Bound; Assignment. This Security Agreement shall be binding on Debtor and Debtor's heirs, legal representatives, successors, and assigns and shall inure to the benefit of Secured Party and Secured Party's successors and assigns.

                           (i) Secured Party is the agent for each Lender under the Credit Agreement, the Security Interest and all Rights granted to Secured Party hereunder or in connection herewith are for the ratable benefit of each Lender, and Secured Party may, without the joinder of any Lender, exercise any and all Rights in favor of Secured Party or Lenders hereunder, including, without limitation, conducting any foreclosure sales hereunder, and executing full or partial releases hereof, amendments or modifications hereto, or consents or waivers hereunder. The Rights of each Lender vis-a-vis Secured Party and each other Lender may be subject to one or more separate agreements between or among such parties, but Debtor need not inquire about any such agreement or be subject to any terms thereof unless Debtor specifically joins therein; and consequently, neither Debtor nor Debtor's heirs, personal representatives, successors, and assigns shall be entitled to any benefits or provisions of any such separate agreements or be entitled to rely upon or raise as a defense, in any manner whatsoever, the failure or refusal of any party thereto to comply with the provisions thereof.

                           (ii) Debtor may not, without the prior written consent of Secured Party, assign any rights, duties, or obligations hereunder.

                  (j) GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED AS TO ITS VALIDITY, INTERPRETATION, AND EFFECT IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, EXCEPT AS REQUIRED BY MANDATORY PROVISIONS OF LAW AND EXCEPT IF THE VALIDITY OR PERFECTION OF THE SECURITY INTERESTS HEREUNDER, OR REMEDIES HEREUNDER, IN RESPECT OF ANY PARTICULAR COLLATERAL, ARE GOVERNED BY THE LAWS OF A JURISDICTION OTHER THAN THE STATE OF NEW YORK. UNLESS THE CONTEXT OTHERWISE REQUIRES, ALL TERMS USED HEREIN WHICH ARE DEFINED IN THE UNIFORM COMMERCIAL CODE AS

         ENACTED IN THE STATE OF NEW YORK SHALL HAVE THE MEANINGS THEREIN
         STATED.

                  (k) Restatement of Existing Security Agreement. The parties hereto agree that this Amended and Restated Security Agreement is intended to, and hereby does, restate, renew, amend, modify, supercede, and replace the existing Security Agreement in its entirety, but does not constitute a novation, extinguishment, discharge, or release in any way of the security interest granted under the existing Security Agreement, which security interest is hereby renewed, extended, ratified, and confirmed without lapse or interruption of creation, attachment, perfection, or priority.

                    REMAINDER OF PAGE INTENTIONALLY BLANK.
                         SIGNATURE PAGE(S) TO FOLLOW.

         EXECUTED as of the day and year first herein set forth.

                         DIGEX, INCORPORATED, as Debtor


                         By       /s/ TIMOTHY M. ADAMS
                                  --------------------------------------------
                                  Name:    Timothy M. Adams
                                           -----------------------------------
                                  Title:   Chief Executive Officer
                                           -----------------------------------


                         BANK OF AMERICA, N.A.,
                         as Secured Party on behalf of Lenders from time to time party to the Credit Agreement


                         By       /s/ CHARLES E. BRINLEY
                                  --------------------------------------------
                                  Name:    Charles E. Brinley
                                           -----------------------------------
                                  Title:   Vice President
                                           -----------------------------------

                        ANNEX A TO SECURITY AGREEMENT

                            (Digex, Incorporated)

A.       DEBTOR'S TRADENAMES

         - Any interest the Debtor may have in the tradenames set out in the Attachment to this Security Agreement marked "Attachment 1".

B.       LOCATION OF BOOKS AND RECORDS

         -        One Digex Plaza, Beltsville, Maryland 20705.

C.       LOCATION OF COLLATERAL

         (i)      One Digex Plaza, Beltsville, MD 20705; and

         (ii) any locations where the Debtor has an interest in any Collateral in the states listed at "E" below.

D.       LOCATION OF REAL PROPERTY

         - Any locations where the Debtor has an interest in any leased real estate in California and Maryland.

E.       JURISDICTION FOR FILING FINANCING STATEMENTS

              California                   Maryland
              ----------------------------------------------------
              Florida
              ----------------------------------------------------

                        ANNEX B TO SECURITY AGREEMENT

                            (Digex, Incorporated)

A.       INTERCOMPANY PROMISSORY NOTES

         -        None

B.       PARTNERSHIP INTERESTS

         -        None

C.       TRADEMARKS

         -        See "Attachment 2"

D.       PATENTS

         -        None

                        ANNEX C TO SECURITY AGREEMENT

                            (Digex, Incorporated)

           DEFAULTS OR EVENTS OF DEFAULT UNDER ANY COLLATERAL NOTE
             OR DOCUMENTS EVIDENCING THE COLLATERAL NOTE SECURITY

                                     None

                        ANNEX D TO SECURITY AGREEMENT

                              PLEDGE INSTRUCTION

PARTNERSHIP:
             -------------------------------
                                                     INTEREST OWNER:
                                                                       --------

         BY THIS PLEDGE INSTRUCTION, dated as of __________, 2000, __________ ("INTEREST OWNER"), hereby instructs __________ (the "PARTNERSHIP") to register a pledge in favor of Bank of America, N.A. ("PLEDGEE"), in its capacity as Administrative Agent for certain Lenders and as Secured Party under that certain Security Agreement dated as of __________, 2000 (the "SECURITY AGREEMENT"), against, and a security interest in favor of Pledgee in, all of the Interest Owner's rights in connection with any partnership interest in the Partnership now and hereafter owned by the Interest Owner ("PARTNERSHIP INTEREST").

                  -               Pledge Instructions. The Partnership is hereby
                           instructed by the Interest Owner to register all of the Interest Owner's right, title, and interest in and to all of the Interest Owner's Partnership Interest as subject to a pledge and security interest in favor of Pledgee who, upon such registration of pledge, shall become the registered pledgee of the Partnership Interest with all rights incident thereto.

                  -               Initial Transaction Statement. The Partnership
                           is further instructed by the Interest Owner to promptly inform Pledgee of the registration of the pledge by sending the initial transaction statement, in the form attached hereto as EXHIBIT A, to Pledgee at its office located at __________, with a copy to Interest Owner.

                  C. Partnership Distributions, Accounts, and Correspondence. The Partnership is further instructed by the Interest Owner to promptly (i) cause the Partnership to pay and remit to the Pledgee all proceeds, distributions, and other amounts payable to the Interest Owner upon demand or otherwise, including, without limitation, upon the termination, liquidation, and dissolution of the Partnership, (ii) cause the Partnership to hold all funds in deposit accounts for the benefit of Pledgee, and (iii) cause the Partnership to provide to the Pledgee all future correspondence, accountings of distributions, and tax returns of the Partnership.

                  D. Warranties of the Interest Owner. The Interest Owner hereby warrants that (i) the Interest Owner is an appropriate person to originate this instruction; (ii) the Interest Owner is entitled to effect the instruction here given; and (iii) the Interest Owner's taxpayer identification number is ___________________________.


                  IN WITNESS WHEREOF, the Interest Owner has caused this Pledge Instruction to be duly executed and delivered as of the date first above written.


                              -------------------------------------------------

                              By
                                       ----------------------------------------
                                       Name:
                                                -------------------------------
                                       Title:
                                                -------------------------------

                        CONSENT OF THE GENERAL PARTNER

                  The undersigned, __________, in its capacity as general partner of the Partnership (in such capacity, the "GENERAL PARTNER") hereby acknowledges and consents to, and agrees to cause to be registered on the books and records of the Partnership, the Pledge of Partnership Interests, and further agrees that upon receipt of written notice from the Pledgee, the General Partner shall (i) cause the Partnership to pay and remit to the Pledgee all distributions and other amounts payable to the Interest Owner upon demand or otherwise, including, without limitation, upon the termination, liquidation, and dissolution of the Partnership, (ii) cause the Partnership to hold all funds in deposit accounts for the benefit of Pledgee, and (iii) cause the Partnership to provide to the Pledgee all future correspondence, accountings of distributions, and tax returns of the Partnership.


                              ------------------------------------------------,
                              as General Partner


                              By
                                       ---------------------------------------
                                       Name:
                                                ------------------------------
                                       Title:
                                                ------------------------------

                       EXHIBIT A TO PLEDGE INSTRUCTION

                    FORM OF INITIAL TRANSACTION STATEMENT

         THIS STATEMENT IS MERELY A RECORD OF THE RIGHTS OF THE ADDRESSEE AS OF THE TIME OF ISSUANCE. DELIVERY OF THIS STATEMENT, OF ITSELF, CONFERS NO RIGHTS ON THE RECIPIENT. THIS STATEMENT IS NEITHER A NEGOTIABLE INSTRUMENT NOR A SECURITY.


NAME AND ADDRESS OF PLEDGOR
Tax ID or Social Security Number:
                                  ------------------------

Bank of America, N.A.
ADDRESS
Tax ID Number:
              -------------

         On ______________, 2000, the undersigned, ________________________, in its capacity as managing general partner of ________________________ (in such capacity, the "MANAGING GENERAL PARTNER") caused the pledge of ________________________ (__________%) of the outstanding partnership interests in ________________________ ("PARTNERSHIP INTEREST") by ________________________ (the "PLEDGOR"), in favor of Bank of America, N.A. on behalf of Lenders (the "PLEDGEE") to be registered on the books and records of the Partnership. Except for the pledge in favor of the Pledgee, to the knowledge of the undersigned (including, without limitation, any information which may appear on the undersigned's books and records) there are no liens, restrictions, or adverse claims to which the Partnership Interest is, or may be, subject as of the date hereof.


                              -------------------------------------------------

                              By
                                       ----------------------------------------
                                       Name:
                                                -------------------------------
                                       Title:
                                                -------------------------------

                                                                    EXHIBIT 10.4

                         INTERMEDIA COMMUNICATIONS INC.
                               ONE INTERMEDIA WAY
                              TAMPA, FLORIDA 33647



                                                         October 24, 2000


Digex, Incorporated
One Digex Plaza
Beltsville, Maryland  20705

Ladies and Gentlemen:

       Reference is made to the Letter Agreement dated January 24, 2000 (the "Letter Agreement") regarding the use of the net proceeds of the public offering ("Offering") of Class A common stock of Digex, Incorporated ("Digex") pursuant to a Registration Statement on Form S-1 (File #333-94857). Capitalized terms used herein without definition have the meanings set forth for such terms in the Letter Agreement.

1. Intermedia Communications Inc. ("Intermedia") and Digex wish to amend the Letter Agreement by deleting Paragraph 2 of the Letter Agreement and replacing it with the following:

       (A) From time to time after the date hereof, upon receipt of a request from Intermedia, Digex shall deliver to Intermedia the requested portion of the net proceeds of the Offering that has not been used by Digex to purchase or construct Telecommunications Related Assets (the "Requested Amount") in exchange for an equivalent amount of cash of which at least 70% may be used by Digex for Unrestricted Uses.

       (B) If on October 31, 2000 there remains an amount of the net proceeds of the Offering that has not been used by Digex to purchase or construct Telecommunications Related Assets and has not been exchanged pursuant to the first sentence of this Paragraph 2 (the "Remaining Amount"), Digex shall promptly deliver the Remaining Amount to Intermedia in exchange for an equivalent amount of cash of which at least 70% may be used by Digex for Unrestricted Uses.

       (C) Intermedia shall promptly advise Digex as to the amount of cash delivered pursuant to Paragraph 2 which may be used for Unrestricted Uses (the "Unrestricted Exchange Cash"), which shall be no less than the amounts as provided above.

Digex, Incorporated
Page 2


2.     Additional Representations, Warranties and Covenants of Digex and
Intermedia

       Intermedia represents and warrants to Digex that Digex's use of the Unrestricted Exchange Cash for Unrestricted Uses will not violate, or result in a default by Intermedia under, the provisions of the Indenture.

       Digex represents, warrants and covenants to Intermedia that it shall use the cash received pursuant to Paragraph 2 of the Letter Agreement as amended hereby, other than the Unrestricted Exchange Cash, only to purchase or construct Telecommunications Related Assets.

       Except as amended by this letter, the Letter Agreement shall remain in full force and effect.

       Please confirm your understanding and acceptance of the foregoing by signing in the space provided below.

                                             Very truly yours,

                                             INTERMEDIA COMMUNICATIONS INC.


                                             By: /s/ DAVID C. RUBERG
                                                 ------------------------------
                                                 Name: David C. Ruberg
                                                 Title: Chairman, President
                                                     & Chief Executive Officer



Agreed and Accepted
this 24th day of October, 2000

DIGEX, INCORPORATED


By: /s/ TIMOTHY M. ADAMS
   -------------------------
   Name: Timothy M. Adams
   Title: Chief Financial Officer

[ARTICLE] 5
[LEGEND]
THIS SCHEDULE CONTAINS SUMMARY FINANCIAL INFORMATION EXTRACTED FROM (A) THE COMPANY'S CONDENSED CONSOLIDATED FINANCIAL STATEMENTS AS OF AND FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2000 AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO SUCH (B) FINANCIAL STATEMENTS.
[/LEGEND]
[MULTIPLIER] 1,000
[CURRENCY] US DOLLARS

[PERIOD-TYPE]                   9-MOS
[FISCAL-YEAR-END]                          DEC-31-2000
[PERIOD-START]                             JAN-01-2000
[PERIOD-END]                               SEP-30-2000
[EXCHANGE-RATE]                                      1
[CASH]                                         144,732
[SECURITIES]                                         0
[RECEIVABLES]                                   36,155
[ALLOWANCES]                                     3,586
[INVENTORY]                                          0
[CURRENT-ASSETS]                               186,373
[PP&E]                                         406,971
[DEPRECIATION]                                  80,188
[TOTAL-ASSETS]                                 538,560
[CURRENT-LIABILITIES]                           54,587
[BONDS]                                         33,033
[PREFERRED-MANDATORY]                                0
[PREFERRED]                                          1
[COMMON]                                           638
[OTHER-SE]                                     454,725
[TOTAL-LIABILITY-AND-EQUITY]                   538,560
[SALES]                                              0
[TOTAL-REVENUES]                               116,727
[CGS]                                                0
[TOTAL-COSTS]                                   66,755
[OTHER-EXPENSES]                                     0
[LOSS-PROVISION]                                 4,739
[INTEREST-EXPENSE]                               1,395
[INCOME-PRETAX]                              (101,276)
[INCOME-TAX]                                         0
[INCOME-CONTINUING]                          (101,276)
[DISCONTINUED]                                       0
[EXTRAORDINARY]                                      0
[CHANGES]                                            0
[NET-INCOME]                                 (101,276)
[EPS-BASIC]                                     (1.60)
[EPS-DILUTED]                                   (1.60)